Sticker to Prospectus
May 11, 2009
The prospectus for LEAF Equipment Finance Fund 4, L.P. consists of this sticker, the prospectus dated August 12, 2008 and Cumulative Supplement No. 1 dated May 11, 2009. The primary purpose of the cumulative supplement is to provide the status of the offering and update the prospectus, including providing updated financial statements for us and our general partner and updated prior performance tables.
This sticker and Cumulative Supplement No. 1 form a part of, and must be accompanied or preceded by, the prospectus.
L4-07

LEAF Equipment Finance Fund 4, L.P.
Cumulative Supplement No. 1
to the
Prospectus dated August 12, 2008
May 11, 2009
This cumulative supplement forms a part of, and must be accompanied or preceded by, the prospectus.
Summary of this Cumulative Supplement
This cumulative supplement updates:
•	the “Investor Suitability” section of the prospectus;

•	the status of the offering;

•	the “Use of Proceeds” section of the prospectus;

•	the “Risk Factors” section of the prospectus;

•	our cash distributions to our investors;

•	our equipment lease portfolio;

•	our selected financial data;

•	the “Management Compensation” section of the prospectus;

•	the financing we have arranged to implement our borrowing strategy;

•	the “Management” section of the prospectus;

•	the “Other Programs Managed by Our General Partner or its Affiliates” section of the prospectus to provide updated “Prior Performance Tables,” which is Appendix SB to the prospectus; and

•	the “Management’s Discussion and Analysis of Financial Condition” section of the prospectus;

•	our financial statements as of December 31, 2008, and our general partner’s financial statements as of September 30, 2008.

As of the date of this cumulative supplement, our financial statements as of March 31, 2009 had not been completed. However, we file annual reports on Form 10-K, quarterly reports on Form 10-Q, and other information with the SEC. These reports and other information may be inspected and copied at the public reference facilities at the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from the SEC’s web site on the internet at www.sec.gov. See the “Where You Can Find More Information” section of the prospectus.

Investor Suitability
Restrictions Imposed by the Patriot and Related Acts.
The units we are offering may not be offered, sold, transferred or delivered, directly or indirectly, to any “unacceptable investor.” “Unacceptable investor” means any person who is a:
•	person or entity who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the U.S. Treasury Department;

•	person acting on behalf of, or any entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;

•	person or entity who is within the scope of Executive Order 13224-Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;

•	person or entity subject to additional restrictions imposed by the following statutes or regulations and executive orders issued thereunder: the Trading with the Enemy Act, the Iraq Sanctions Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, The Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and related Programs Appropriations Act or any other law of similar import as to any non-U.S. country, as each such act or law had been or may be amended, adjusted, modified or reviewed from time to time; or

•	person or entity designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations or executive orders as may apply in the future similar to those set forth above.
See “Investor Suitability” in the prospectus.
Status of the Offering
On September 16, 2008, we satisfied the minimum offering requirements and began operations. As of March 31, 2009, we had sold 552,529 limited partner units to 1,162 investors, including units sold through reinvestments of distributions. This resulted in gross offering proceeds of $55,182,712 from our investors, and $1,000 from our general partner.

Use of Our Offering Proceeds as of March 31, 2009
At March 31, 2009, we had received gross offering proceeds of $55,182, 712. In accordance with our partnership agreement, we applied our offering proceeds as of March 31, 2009 as set forth in the following table (in thousands):

		Fees and Expenses as a percent of
		Offering Proceeds or Assets
	As of March 31,	Offering
	2009	Proceeds (1)	Assets (1)

Offering proceeds/assets (2)(3)	$55,182,712	100%	$82,872,123
Offering expenses based on the amount of the offering proceeds shown in the table:
Sales commissions and related fees (4)(5)	3,816,583	6.92%	4.61%
Dealer-Manager fees (4)(5)	1,641,222	2.97%	1.98%
Reimbursement for accountable due diligence expenses (4)(5)	76,145	0.14%	0.09%
Organization expenses (6)	1,655,880	3.00%	2.00%

Total public offering and organization expenses (4)(5)(6)	7,189,830	13.03%	8.68%

Acquisition fees (2)	1,085,167	1.97%	1.31%
Reserves (7)	551,827	1.00%	0.67%
Total Fees and expenses		15.00%

Total proceeds available for investment	$46,355,888	84.00%

(1)	The percentages in these columns were calculated by dividing the corresponding dollar amount in the columns by the amount of offering proceeds or assets, respectively, as set forth in the table.

(2)	This amount represents our actual direct purchases price of our equipment, as of March 31, 2009.

(3)	Excludes $1,000 contributed to us by our general partner at the time of our formation.

(4)	We paid to Chadwick Securities, Inc. (“Chadwick Securities”), an affiliate of our general partner and the dealer-manager of the offering of our units, a sales commission of 7% per unit sold, all of which it did, or will, reallow to the selling dealers, subject to certain exceptions as described in the “Plan of Distribution” and “How to Subscribe” sections of the prospectus.

(5)	We paid an amount equal to 3% of our offering proceeds to Chadwick Securities for acting as the dealer-manager of a group of selling dealers that it selected to sell our units. Chadwick Securities also received reimbursement of the selling dealers’ bona fide accountable due diligence expenses of up to 0.5% of our offering proceeds, all of which were, or will be, reallowed by it to the selling dealers, subject to certain exceptions as described in the “Plan of Distribution” and “How to Subscribe” sections of the prospectus.

(6)	We paid our general partner an organization and offering expense allowance based on the amount of our gross offering proceeds as set forth below:

Organization and
Offering Expense
Gross Offering Proceeds	Allowance
Less than or equal to $50 million	3.0%
Greater than $50 million, but less than or equal to $100 million	2.5%
Greater than $100 million, but less than or equal to $200 million	1.5%

Our organization expenses do not include the commissions, fees or reimbursements that Chadwick Securities receives as described in the “Plan of Distribution” and “How to Subscribe” sections of the prospectus. Our organization expenses, however, do include legal, accounting and escrow fees, printing costs, filing and qualification fees, certain overhead costs of our general partner in organizing us and preparing us for the offer and sale of our units and similar fees and expenses. To the extent, if any, that our actual organization expenses exceed our general partner’s organization and offering expense allowance to pay for those expenses, the excess must be paid by our general partner without any reimbursement from our offering proceeds.

(7)	We initially established reserves equal to approximately 1% of our offering proceeds for working capital purposes. The amount of our reserves may vary from time to time as our general partner determines the appropriate amount of reserves for our operations. The amount of reserves our general partner establishes will depend on its analysis of:
•	the timing and amount of lease and secured loan payments we receive;

•	our debt service payments on our borrowings and securitizations;

•	our costs and expenses and other existing liabilities;

•	our general partner’s expectations regarding our potential future liabilities, if any; and whether our general partner determines a reserve is needed for our future investment acquisitions.
See the “Use of Proceeds” section of the prospectus.
Forward-Looking Statements and Associated Risks
Certain statements included in this cumulative supplement and its exhibits address activities, events or developments that we and our general partner anticipate, as of the date of this cumulative supplement, will or may occur in the future. For example, the words “believes,” “anticipates,” “intends” and “expects” are intended to identify forward-looking statements. These forward-looking statements include such things as:
•	investment objectives;

•	references to future operating results, credit availability and financial success;

•	business strategy;

•	estimated future capital expenditures;

•	competitive strengths and goals; and

•	other similar matters.
These statements are based on certain assumptions and analyses made by us and our general partner in light of our experience and our perception of historical trends, current conditions, and expected future developments. However, whether actual results will conform to these expectations is subject to a number of risks and uncertainties, many of which are beyond our control, including those set forth in “Forward-Looking Statements and Associated Risks” in the prospectus. Thus, all of the forward-looking statements made in this cumulative supplement and its exhibits are qualified by these cautionary statements. You are urged not to place undue reliance on these forward-looking statements because actual results may differ materially from those anticipated by us and our general partner.

Risk Factors
Our Interest Rate Swap Agreements May Not Protect Us From Loss.
In order to mitigate fluctuations in interest rates under our debt facilities, as discussed in “Our Financing” below, we enter into interest rate swap agreements. Our hedging strategy, however, may not be effective to mitigate adverse effects on our profitability during any period in which interest rates change, and the costs of this hedging strategy may exceed the benefits.
See “Risk Factors” in the prospectus.
Distributions to Our Limited Partners
Our monthly cash distributions to our limited partners began in October 2008 and totaled $1, 237,038 through March 31, 2009. In addition, a monthly cash distribution to our limited partners, which totaled $366, 527, was paid in April 2009 for the month of March 2009.
As of March 31, 2009, our aggregate distributions to our limited partners were equal to 8.5% of their capital contributions to us, calculated pursuant to our partnership agreement. We expect that a substantial portion, and possibly all, of the distributions our investors receive from us over our term will be a return of capital as discussed in the “Risk Factors — We May Not Return All of Your Investment or Any Rate of Return on Your Investment” section of the prospectus.
Our Lease Portfolio
We own commercial finance assets directly which we purchase from LEAF Financial or its affiliates and are included on our consolidated balance sheet. We also participate in commercial finance assets indirectly through our participation in a joint venture with LEAF Equipment Leasing Income Fund III, L.P. (“LEAF III”), a previous public equipment leasing program sponsored by our general partner, whereby we invested approximately $11.6 million in November 2008 and acquired a 49% indirect interest in a pool of leases held by LEAF Funding, LLC, a subsidiary of LEAF III. We sometimes refer to this joint venture agreement with LEAF III as the “LEAF Funding LLC Joint Venture.”
Joint ventures may result in additional risks and conflicts of interest with our general partner. See the “Risk Factors — Participation With Affiliated Programs or Third-Parties in Joint Ventures May Require Us to Pay Additional Costs or Incur Losses Because of Actions Taken By the Third-Parties” and “Conflicts of Interest and Fiduciary Responsibilities — We May Enter Into Joint Ventures With Affiliated Programs” sections of the prospectus.

The table below shows information for both the assets we hold directly as well as our pro-rata share of the assets we hold indirectly through the LEAF Funding LLC Joint Venture (dollars in thousands):

	March 31, 2009
		Held indirectly by
		us through LEAF
	Held Directly	Funding LLC Joint
	by Us	Venture
Investment in commercial finance assets, net	$269,063	$85,060

Number of contracts	6,881	6,337
Number of individual end users (a)	6,064	5,645
Average origination amount	$54.4	$21.9
Average initial term (in months)	60	48

States accounting for more than 10% of commercial finance assets portfolio:
California	14%	20%
Texas	12%	7%
Florida	8%	10%

Types of equipment accounting for more than 10% of commercial finance assets portfolio:
Industrial equipment	24%	38%
Medical equipment	18%	20%
Communications	13%	1%
Transportation equipment	10%	—%
Restaurant equipment	7%	23%

Types of business accounting for more than 10% of commercial finance assets portfolio:
Services	44%	49%
Retail Trade	13%	34%
Finance/Insurance/Real Estate	12%	2%

(a)	Located in all 50 states as well as the District of Columbia and Puerto Rico. No individual end user or single piece of equipment accounted for more than 1% of our portfolio based on the origination amount.
Recent Developments
     On March 1, 2009, we entered into a joint venture agreement with LEAF III (“LEAF Funds JV2”). We invested approximately $13.7 million for a 98% interest in LEAF Funds JV2. LEAF Funds JV2 purchased an ownership interest in LEAF Commercial Finance Fund, LLC (“LCFF”) on March 1, 2009 from LEAF Financial. While LEAF Financial continues to maintain voting control over LCFF, we will consolidate LCFF with our financials because we are deemed to be the primary beneficiary in LCFF in accordance with accounting principles generally accepted in the United States of America.

     LCFF, an entity that LEAF Financial formed to acquire and finance leases and loans it originated, held a portfolio of over 2,700 leases and loans as of March 1, 2009. As of March 1, 2009, this entity owned $202 million of leases and loans and had approximately $178 million of debt outstanding on its revolving $250 million line of credit.
Selected Financial Data
     The following selected financial data should be read together with our consolidated financial statements, the notes to our financial statements in “Financial Statements,” below, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below. We derived the selected consolidated financial data below from our consolidated financial statements appearing elsewhere in “Financial Statements” below. We deem September 16, 2008 to be the commencement of our operations and we refer to the period from that date through December 31, 2008 as the period ended December 31, 2008 (in thousands, except unit data):

Period Ended
December 31,
2008
Revenues	$255
Expenses	1,003
Equity in losses of affiliate	(600)
Net loss	(1,348)
Distributions to partners	$366
Weighted average number of limited partner units outstanding during the period	257,627
Net loss per weighted average limited partner unit	$(5.18)

December 31,
2008
Investment in commercial finance assets, net	$14,934
Total assets	32,287
Partners’ capital:
General partner	(12)
Limited partners	32,240
Accumulated other comprehensive loss	(567)

Total partners’ capital	$31,661

Management Compensation
We do not directly employ any persons to manage or operate our business. These functions are provided by our general partner and employees of our general partner and/or its affiliates. We reimburse our general partner and/or its affiliates for all direct and indirect costs of services provided, including the cost of employees and benefits properly allocable to us and all other expenses necessary or appropriate to the conduct of our business. From September 16, 2008 to March 31, 2009 (hereinafter referred to as the period ended March 31, 2009), our general partner and its affiliates had received the following compensation from us:
•	An organization and offering expense allowance on a sliding scale, based on the amount of our offering proceeds for expenses incurred in preparing us for registration or qualification under federal and state securities laws and subsequently offering and selling our units. This expense allowance does not include the compensation paid to Chadwick Securities described in the following paragraph. Our general partner’s organization and offering expense allowance for the period ended March 31, 2009 was $1,655,880.

•	Subject to certain exceptions as described in the “Plan of Distribution” section of the prospectus, Chadwick Securities, an affiliate of our general partner, receives an underwriting fee of 3% of the offering proceeds for obtaining and managing the group of broker-dealers who sell the units in this offering. From this fee, Chadwick Securities may reimburse the selling dealers up to 1% of the proceeds of each unit they sell for marketing expenses. Except as provided in the “Plan of Distribution” section of the prospectus, Chadwick Securities also receives sales commissions of 7% and reimbursements of up to 0.5% for bona fide accountable due diligence expenses of the proceeds of each unit sold, all of which it reallows to the selling broker-dealers unless it directly sells the units. Underwriting fees paid to Chadwick Securities for the period ended March 31, 2009 were $3,816,583. Chadwick Securities did not directly sell any units to investors and did not retain any sales commissions, and was reimbursed for bona fide accountable due diligence expenses of $76,145 through the period ended March 31, 2009.

•	Fees for acquiring our equipment of 2% of the purchase price we pay, including debt we incur or assume in connection with the acquisition. Fees for acquiring our equipment paid to our general partner for the period ended March 31, 2009 were $1,085,167.

•	A subordinated annual asset management fee of either 4% of gross rental payments on our operating leases or 2% of gross rental payments on our full payout leases and secured loans. During the five-year operating period, the management fee will be subordinated to the payment to limited partners of a cumulative annual distribution of 8.5% of their capital contributions, as adjusted by distributions deemed to be a return of capital. Asset management fees paid to our general partner for the period ended March 31, 2009 were $764,161.

•	Reimbursement for operating and administrative expenses, subject to limitations contained in our partnership agreement. Reimbursed administrative expenses paid to our general partner for the period ended March 31, 2009 were $514,290.

•	A subordinated commission equal to one-half of a competitive commission, up to a maximum of 3% of the contract sales price, for arranging the sale of our equipment after the expiration of a lease. This commission will be subordinated to the return to our limited partners of the purchase price of their units plus a cumulative annual distribution, compounded daily, of 8.5% of their capital contributions, as adjusted by distributions deemed to be a return of capital. No commissions were paid for the period ended March 31, 2009.

•	A commission equal to the lesser of a competitive rate or 2% of gross rental payments derived from any re-lease of equipment, payable as we receive rental payments from re-lease. We will not, however, pay a re-lease commission if the re-lease is with the original lessee or its affiliates. No re-lease commissions were paid the period ended March 31, 2009.
In addition, our general partner has a partnership interest equal to 1% of all of our taxable income, losses and cash distributions. Cash distributions paid to our general partner for the period ended March 31, 2009 were $8,573.

Expense Reimbursements to Our General Partner from Prior Programs. The following tables are tabular presentations of the expenses reimbursed to LEAF Financial, as general partner, including reimbursements to LEAF Asset Management, Inc. before it was merged into LEAF Financial in 2004, and its affiliates by Lease Equity Appreciation Fund I, L.P. (“LEAF I”) and Lease Equity Appreciation Fund II, L.P. (“LEAF II”), as discussed above, and expenses reimbursed LEAF Asset Management, as the general partner, and its affiliates by LEAF III.
Summary of Expense Reimbursements of
Lease Equity Appreciation Fund I, L.P. as of December 31, 2008 (unaudited) (a)(b)

	2008	2007		2006		2005		2004	2003
Accounting/Information Technology	$463,798	$272,807		$333,321		$333,259		$145,587	$265,939
Customer Service	603,105	206,354		231,625		221,352		271,920	306,450
Investor Services	35,099	(c	)	(c	)	(c	)	$64,673	$22,596

TOTAL:	$1,102,002	$479,161		$564,946		$554,611		$482,180	$594,985

(a)	These expense reimbursements consist of labor expenses of employees of LEAF Financial and its affiliates, excluding their respective chairmen, directors, presidents, or other executive or senior officers, for services to, or on behalf of, LEAF I.

(b)	LEAF I did not conduct any operations or reimburse any expenses to its general partner in 2002 because it had not yet reached its minimum subscriptions.

(c)	During this period expenses for investor services were not, and will not be, reimbursed to LEAF Financial and its affiliates due to a transition in LEAF Financial’s method of tracking investor services and allocating the expenses described in footnote (a). These services will include, among others, responding to inquiries from existing investors, distributing checks, processing changes of address, responding to questions regarding the account status, providing forms such as Form K-1s, providing valuations and distributing quarterly and annual reports. There is no separate contract governing these services.
Summary of Expense Reimbursements of Lease Equity
Appreciation Fund II, L.P. as of December 31, 2008 (unaudited) (a)(b)

	2008	2007		2006		2005
Accounting/Information Technology	$1,051,598	$725,484		$426,826		$226,676
Customer Service	1,456,262	775,924		444,248		113,249
Investor Services	118,098	(c	)	(c	)	(c	)

TOTAL:	$2,625,958	$1,501,408		$871,074		$339,925

(a)	These expense reimbursements consist of labor expenses of employees of LEAF Financial and its affiliates, excluding their respective chairmen, directors, presidents, or other executive or senior officers, for services to, or on behalf of, LEAF II.

(b)	LEAF II which was formed in 2004, did not conduct any operations or reimburse any expenses to its general partner in 2004 because it had not yet reached its minimum subscriptions.

(c)	During this period expenses for investor services were not, and will not be, reimbursed to LEAF Financial and its affiliates due to a transition in LEAF Financial’s method of tracking investor services and allocating the expenses described in footnote (a). These services will include, among others, responding to inquiries from existing investors, distributing checks, processing changes of address, responding to questions regarding the account status, providing forms such as Form K-1s, providing valuations and distributing quarterly and annual reports. There is no separate contract governing these services.

Summary of Expense Reimbursements of LEAF Equipment
Leasing Income Fund III, L.P. as of December 31, 2008 (unaudited) (a)

	2008	2007
Accounting/Information Technology	$2,787,041	$399,158
Customer Service	4,063,629	344,840
Investor Services	168,316	(b	)

TOTAL:	$7,018,986	$743,998

(a)	These expense reimbursements consist of labor expenses of employees of LEAF Financial and its affiliates, excluding their respective chairmen, directors, presidents, or other executive or senior officers, for services to, or on behalf of, LEAF III.

(b)	During this period expenses for investor services were not, and will not be, reimbursed to LEAF Financial and their affiliates due to a transition in LEAF Financial’s method of tracking investor services and allocating the expenses described in footnote (a). These services will include, among others, responding to inquiries from existing investors, distributing checks, processing changes of address, responding to questions regarding the account status, providing forms such as Form K-1s, providing valuations and distributing quarterly and annual reports. There is no separate contract governing these services.
Our Financing
We use debt facilities in addition to our offering proceeds to fund equipment acquisitions for our lease portfolio. See the “Investment Objectives and Strategies — Borrowing” section of the prospectus.
In February 2009, we entered into a $75 million revolving line of credit with Wells Fargo Foothill, LLC. Interest on this facility is calculated at LIBOR plus a variable margin (2.86% at March 31, 2009). To mitigate fluctuations in interest rates, we have and will enter into interest rate swap agreements. The interest rate swap agreements terminate in February 2012. As of March 31, 2009, the interest rate swap agreements fix the interest rate on the outstanding balance at 4.4% on a weighted average basis. The collateral for the loan is specific lease receivables and related equipment. Interest and principal will be due monthly as payments are received on the lease receivables collateralizing the borrowings. This revolving line of credit expires on February 9, 2012. We are subject to financial covenants under this facility including minimum tangible net worth, maximum leverage ratios and portfolio delinquency that are intended to measure our financial viability, limit the amount we can borrow based on measuring our debt to net worth and measure performance of our portfolio. In addition, our debt facilities include financial covenants covering LEAF Financial, an affiliate of our general partner and the servicer of our portfolio. These covenants exist to provide the lender with information about the financial viability of the entity that services our portfolio. These covenants are similar in nature to the covenants discussed above that are applicable to us, and are related to such things as our servicer’s minimum tangible net worth, maximum leverage ratios, managed portfolio delinquency and compliance of the debt terms of all of LEAF Financial’s managed entities. As of March 31, 2009, we are in compliance with the covenants under this facility.
We acquired an ownership interest in LCFF in March 2009. LCFF has a $250 million revolving line of credit with Morgan Stanley Bank, acting for itself and as agent for another lender. Interest and principal payments are due monthly. Interest on this facility is calculated at LIBOR plus 1.15%. LCFF utilizes interest rate swaps and interest rate caps on this facility to mitigate fluctuations in LIBOR. As of March 31, 2009, the interest rate swap agreements fix the interest rate on the outstanding balance at 4.5% on a weighted average basis. This facility matures in November 2009. At maturity, any borrowings outstanding as of that date will continue to amortize until fully repaid, but at a higher rate of interest. LCFF is subject to financial covenants under this facility that are similar to those discussed above with respect to our Wells Fargo Foothill facility. In addition, this facility includes a covenant related to the tangible net worth of Resource America, Inc. (“RAI”), the parent company of our general partner, which requires RAI to maintain a tangible net worth of $125 million. As of March 31, 2009, RAI’s tangible net worth was $118 million. We are in compliance with all other covenants under this facility.
We have been informed by Morgan Stanley (the “Lender”) that they will forbear with respect to the aforementioned covenant while we continue our discussions to address this covenant on a permanent basis. This may result in changes to repayment terms, or additional fees, which may impact our ability to make distributions to our partners. While it is our expectation that we will be able to reach agreement with our Lender, there can be no assurance we will be able to do so. The Lender’s recourse under this facility is limited to the leases and loans pledged as collateral. If we do not renegotiate this covenant, LCFF may be required to liquidate portfolio investments pledged as collateral under its facility. If required, liquidating the pledged collateral could be at prices lower than the carrying value of these portfolio investments, which could result in recognition of losses by LCFF and us. We do, however, expect to complete our negotiations with our Lender and expect to maintain compliance with our covenants. As of March 31, 2009, $193.1 million was outstanding under this facility, and $202.6 million of leases and loans were pledged as collateral.
Our ability to use leverage to help build our portfolio on terms we deem acceptable could be reduced or delayed, and our costs of borrowing could increase, if the credit markets available to us were to be materially and adversely affected by a further weakening of the national economy precipitated by the current ongoing problems in the home mortgage, housing and housing-dependent industries, including banks and other financial services companies. See “Risk Factors — Our Success Will Be Subject to Risks Inherent in the Equipment Leasing Business, Any of Which May Affect Our Ability to Operate Profitably” and “— Poor Economic Conditions May Adversely Affect Our Ability to Build Our Portfolio” sections of the prospectus.
Management
Our General Partner
The following updates information with respect to the executive officers of our general partner:

Name	Age	Position
Robert J. Hunter	45	Executive Vice President and Chief Marketing Officer
Matthew Goldenberg	40	Senior Vice President and Treasurer
Brian Kestenbaum	36	Secretary
Tonya Zweier	39	Chief Accounting Officer
See “Management — LEAF Financial Corporation” in the prospectus for biographical information for Mr. Hunter and Ms. Zweier. With respect to the biographical information for Messrs. Goldenberg and Kestenbaum set forth below:
•	the approximate amount of an individual’s professional time devoted to the business and affairs of our general partner, LEAF Financial and LEAF Funding have been aggregated, because there is no reasonable method for them to distinguish their activities among the companies; and

•	for those individuals who also hold senior positions with other affiliates of our general partner, if it is stated that they devote approximately 100% of their professional time to the business and affairs of our general partner, LEAF Financial and LEAF Funding, it is because either the other affiliates are not currently active, the individuals are not required to devote a material amount of their professional time to those affiliates, or there is no reasonable method to distinguish their activities between their professional time devoted to the business and affairs of our general partner, LEAF Financial and LEAF Funding, on the one hand, and their professional time devoted to the business and affairs of our general partner’s other affiliates, such as, for example, another affiliated investment program or Chadwick Securities.

Matthew Goldenberg has been the Treasurer and a Senior Vice President of LEAF Asset Management since April 2009. Mr. Goldenberg has also served as Treasurer and as a Senior Vice President for LEAF Financial and LEAF Funding since April 2009. Mr. Goldenberg joined LEAF Financial in October 2003 and is responsible for banking relationships, cash management, structured finance, and interest risk management. From 1991 until joining LEAF Financial, Mr. Goldenberg was with multiple financial companies, including seven years at CoreStates Financial Corp., in various finance and accounting positions. Mr. Goldenberg received a Bachelor of Science degree in Mathematics and his M.S. degree in Finance from Drexel University. Mr. Goldenberg expects to devote approximately 100% of his professional time to the business and affairs of our general partner, LEAF Financial and LEAF Funding.
Brian Kestenbaum has been the Secretary of LEAF Asset Management since April 2009. Mr. Kestenbaum has also served as Senior Counsel and Secretary for LEAF Financial and Secretary for LEAF Funding since April 2009. Mr. Kestenbaum joined LEAF Financial in November 2008. Prior to joining LEAF Financial, Mr. Kestenbaum worked at Ledgewood, P.C., a Philadelphia based law firm, from 2004 to 2008 where he worked frequently with LEAF Financial on various corporate and transactional matters. From 2000 to 2004, Mr. Kestenbaum worked for Ballard Spahr Andrews & Ingersoll, LLP where he practiced general corporate law, mergers and acquisitions, and securities law. From 1998 to 2000, Mr. Kestenbaum worked for Piper & Rudnick LLP in the commercial litigation department. Mr. Kestenbaum received a Bachelor of Arts degree from the University of Pennsylvania in 1995 and a Juris Doctor degree, cum laude, from the Villanova University School of Law in 1998. Mr. Kestenbaum expects to devote approximately 100% of his professional time to the business and affairs of our general partner, LEAF Financial and LEAF Funding.
See “Management” in the prospectus for a listing of the directors and additional executive officers of our general partner.
LEAF Financial Corporation
The following updates information with respect to the executive officers of LEAF Financial:

Name	Age	Position
Matthew Goldenberg	40	Senior Vice President and Treasurer
Brian Kestenbaum	36	Senior Counsel and Secretary
See “Management” in the prospectus for a listing of the directors and additional executive officers of LEAF Financial.
Other Programs Managed by Our General Partner or Its Affiliates
Attached to this cumulative supplement as Appendix SB are updated prior performance tables which replace the tables in Appendix B “Prior Performance Tables” in the prospectus with respect to Lease Equity Appreciation Fund I, L.P. (“LEAF I”), Lease Equity Appreciation Fund II, L.P. (“LEAF II”) and LEAF Equipment Leasing Income Fund III, L.P. (“LEAF III”), prior equipment leasing programs that are being managed by LEAF Financial, an affiliate of our general partner, as the general partner of LEAF I and LEAF II, and by our general partner, which also acts as the general partner of LEAF III.
Also, LEAF Financial’s private promissory note offering broke escrow in August 2008 and had its final closing on February 28, 2009.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following is our Management’s Discussion and Analysis of Financial Condition and Results of Operations as presented in our Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 31, 2009. As of the date of this cumulative supplement, our financial statements as of March 31, 2009 had not been completed. However, we file annual reports on Form 10-K, quarterly reports on Form 10-Q, and other information with the SEC. These reports and other information may be inspected and copied at the public reference facilities at the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from the SEC’s web site on the internet at www.sec.gov. See the “Where You Can Find More Information” section of the prospectus.
     General. We are a Delaware limited partnership formed on January 25, 2008 by our general partner, LEAF Asset Management, LLC (the “general partner”). LEAF Asset Management, LLC, a Delaware limited liability company, is an indirect wholly owned subsidiary of Resource America, Inc. (“RAI”). RAI is a publicly-traded company (NASDAQ: REXI) that uses industry specific expertise to evaluate, originate, service and manage investment opportunities through its commercial finance, real estate and financial fund management segments. Our offering period began on August 12, 2008. We received our minimum subscription proceeds of $2.0 million (20,000 units) required to begin operations and we broke escrow on September 16, 2008. The period from September 16, 2008 (Commencement of Operations) through December 31, 2008 is referred to as the period ended December 31, 2008. As of December 31, 2008, we had subscriptions for 390,925 limited partner units ($39.1 million).
     We acquire a diversified portfolio of new, used or reconditioned equipment that we lease to third parties. We also acquire portfolios of equipment subject to existing leases from other equipment lessors. Our financings are typically acquired from LEAF Financial Corporation (“LEAF Financial”), an affiliate of our general partner and an indirect subsidiary of RAI. In addition, we may make secured loans to end users to finance their purchase of equipment. We attempt to structure our secured loans so that, in an economic sense, there is no difference to us between a secured loan and a full payout equipment lease. We also invest in equipment, leases and secured loans through joint venture arrangements with our general partner’s affiliated investment programs. We finance business-essential equipment including, but not limited to, computers, copiers, office furniture, water filtration systems, machinery used in manufacturing and construction, medical equipment and telecommunications equipment. We focus on the small to mid-size business market, which generally includes businesses with:
•	500 or fewer employees;

•	$1.0 billion or less in total assets; or

•	$100.0 million or less in total annual sales.
     Our principal objective is to generate regular cash distributions to our limited partners.
     Our leases consist of direct financing and operating leases as defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under the direct financing method of accounting, interest income (the excess of the aggregate future rentals and estimated unguaranteed residuals upon expiration of the lease over the related equipment cost) is recognized over the life of the lease using the interest method. Under the operating method, the cost of the leased equipment, including acquisition fees associated with lease placements, is recorded as an asset and depreciated on a straight-line basis over its estimated useful life. Rental income on operating leases consists primarily of monthly periodic rentals due under the terms of the leases. Generally, during the lease terms of existing operating leases, we will not recover all of the cost and related expenses of rental equipment and, therefore, we are prepared to remarket the equipment in future years. When a lease or loan is 90 days or more delinquent, the lease or loan is classified as being on non-accrual and we do not recognize interest income on that lease or loan until the lease or loan become less than 90 days delinquent.

     Finance Receivables and Asset Quality. We own commercial finance assets directly which we purchase from our General Partner and are included on our consolidated balance sheet. We also participate in commercial finance assets indirectly through joint ventures that we have invested in with other funds sponsored by our General Partner. We do not consolidate these joint ventures, and therefore the commercial finance assets owned by these joint ventures are not included on our consolidated balance sheet. Because we participate in the returns of the commercial finance assets held by joint ventures in which we are an investor, the below shows data for both the assets we hold directly as well as our pro-rata share of the assets we hold indirectly through these joint ventures.
     Information about our portfolio of commercial finance assets is as follows (dollars in thousands):

	December 31, 2008
		Held through
	Held directly	unconsolidated
	by us	joint ventures
Investment in commercial finance assets, net	$14,934	$95,016

Number of equipment leases, loans and future payment card receivables	953	7,009
Number of individual end users (a)	815	6,195
Average origination amount	$20.9	$42.8
Average initial term (in months)	45	51

States accounting for more than 10% of commercial finance assets portfolio:
California	21%	20%

Types of equipment accounting for more than 10% of commercial finance assets portfolio:
Transportation equipment	45%	—%
Industrial equipment	15%	39%
Restaurant equipment	4%	22%
Medical equipment	11%	20%

Types of business accounting for more than 10% of commercial finance assets portfolio:
Finance/Insurance/Real Estate	37%	2%
Services	25%	52%
Retail Trade	17%	32%

(a)	Located in the 50 states as well as the District of Columbia and Puerto Rico. No other individual end user or single piece of equipment accounted for more than 10% of our portfolio based on original cost of the equipment.

     The performance of our commercial finance assets portfolio is a measure of our general partner’s underwriting and collection standards, skills, policies and procedures and is an indication of asset quality. The table below provides information about our commercial finance assets including non-performing assets, which are those assets that are not accruing income due to non-performance or impairment (dollars in thousands).

	As of and for the Period Ended
	December 31, 2008
		Held through
	Held directly	unconsolidated
	by us	joint ventures
Investment in commercial finance assets before allowance for credit losses	$15,504	$96,650
Weighted average investment in commercial finance assets before allowance for credit losses	6,383	99,988
Allowance for credit losses	570	1,634
Non-performing assets	1,187	2,756
Charge-offs, net of recoveries	$—	$567

As a percentage of finance receivables:
Allowance for credit losses	3.68%	1.69%
Non-performing assets	7.66%	2.85%

As a percentage of weighted average finance receivables:
Charge-offs, net of recoveries	—%	0.57%
     We manage our credit risk by adhering to strict credit policies and procedures, and closely monitoring our receivables. LEAF Financial, the servicer of our commercial finance assets portfolio, has responded to the current economic recession by increasing the number of employees in its collection department and it has implemented earlier intervention techniques in collection procedures. Our general partner has also increased its credit standards and limited the amount of business we do with respect to certain industries, geographic locations and equipment types. Because of the current scarcity of credit available to small and mid-size businesses, we have been able to increase our credit standards without reducing the rate we charge on our leases and loans.
     Our allowance for credit losses is our estimate of losses inherent in our commercial finance receivables. The allowance is based on factors which include our historical loss experience on equipment finance portfolios we manage, an analysis of contractual delinquencies, current economic conditions and trends and equipment finance portfolio characteristics, adjusted for recoveries. In evaluating historic performance, we perform a migration analysis, which estimates the likelihood that an account progresses through delinquency stages to ultimate charge off. Our policy is to charge off to the allowance those financings which are in default and for which management has determined the probability of collection to be remote. Significantly greater delinquencies than anticipated will have an adverse impact on our cash flow and distributions to our partners.
     We focus on financing equipment used by small to mid-size businesses, and our general partner anticipates that the recession will make it more difficult for some of our customers to make payments on their financings with us on a timely basis, which could result in higher delinquencies than we anticipate.
     There were no charge-offs during the period ended December 31, 2008.

     Critical Accounting Policies. The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenues and cost and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including the allowance for credit losses, the estimated unguaranteed residual values of leased equipment, impairment of long-lived assets and the fair value and effectiveness of interest rate swaps. We base our estimates on historical experience and on various other assumptions that we believe reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
     We have identified the following policies as critical to our business operations and the understanding of our results of operations.
Revenue Recognition
     Our investment in commercial finance assets consists of direct financing leases, loans, operating leases and future payment card receivables. Leases are recorded in accordance with Statement of Financial Accounting Standards (“SFAS”) 13, “Accounting for Leases,” and its various amendments and interpretations.
     Direct Financing Leases. Certain of our lease transactions are accounted for as direct financing leases (as distinguished from operating leases). Such leases transfer substantially all benefits and risks of equipment ownership to the customer. Our investment in direct financing leases consists of the sum of the total future minimum lease payments receivable and the estimated unguaranteed residual value of leased equipment, less unearned finance income. Unearned finance income, which is recognized as revenue over the term of the financing by the effective interest method, represents the excess of the total future minimum contracted payments plus the estimated unguaranteed residual value expected to be realized at the end of the lease term over the cost of the related equipment.
     Operating Leases. Leases not meeting any of the criteria to be classified as direct financing leases are deemed to be operating leases. Under the accounting for operating leases, the cost of the leased equipment, including acquisition fees associated with lease placements, is recorded as an asset and depreciated on a straight-line basis over the equipment’s estimated useful life, generally up to seven years. Rental income consists primarily of monthly periodic rentals due under the terms of the leases. We recognize rental income on a straight line basis. Generally, during the lease terms of existing operating leases, we will not recover all of the cost and related expenses of our rental equipment and, therefore, we are prepared to remarket the equipment in future years. Our policy is to review, on a quarterly basis, the expected economic life of our rental equipment in order to determine the recoverability of its undepreciated cost. In accordance with U.S. GAAP, we write down our rental equipment to its estimated net realizable value when it is probable that its carrying amount exceeds such value and the excess can be reasonably estimated; gains are only recognized upon actual sale of the rental equipment. There were no write-downs of equipment during the period ended December 31, 2008.
     Loans. Our term loans consist of the sum of the total future minimum loan payments receivable less unearned finance income. Unearned finance income, which is recognized as revenue over the term of the financing by the effective interest method, represents the excess of the total future minimum contracted payments term over the cost of the related equipment. For all the other loans, interest income is recorded at the stated rate on the accrual basis to the extent that such amounts are expected to be collected.
     Future Payment Card Receivables. We provide capital advances to small businesses on future payment card receipts. Revenues from this operation are recorded under the effective interest method over the period under which the cash advance is expected to be repaid.

     We discontinue the recognition of revenue for leases and loans for which payments are more than 90 days past due, or, in the case of future payment card receivables, when no payments have been received in 60 days. Fees from delinquent payments are recognized when received and are included in other income.
Allowance for Credit Losses
     We evaluate the adequacy of the allowance for credit losses based upon, among other factors, management’s historical experience on the portfolios it manages, an analysis of contractual delinquencies, economic conditions and trends, and equipment finance portfolio characteristics, adjusted for expected recoveries. In evaluating historic performance, we perform a migration analysis, which estimates the likelihood that an account progresses through delinquency stages to ultimate charge-off. Our policy is to charge off to the allowance those financings which are in default and for which management has determined the probability of collection to be remote.
Estimated Unguaranteed Residual Values of Leased Equipment
     Unguaranteed residual value represents the estimated amount to be received at lease termination from lease extensions or ultimate disposition of the leased equipment. The estimates of residual values are based upon the general partner’s history with regard to the realization of residuals, available industry data and the general partner’s senior management’s experience with respect to comparable equipment. The estimated residual values are recorded as a component of investments in leases on a net present value basis. Residual values are reviewed periodically to determine if the current estimate of the equipment’s fair market value appears to be below its recorded estimate. If required, residual values are adjusted downward to reflect adjusted estimates of fair market values. In accordance with U.S. GAAP, upward adjustments to residual values are not permitted.
Impairment of Long-Lived Assets
We review our long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If it is determined that estimated undiscounted future cash flows derived from long-lived assets will not be sufficient to recover their carrying amounts, an impairment charge will be recorded if the carrying amount of the asset exceeds their estimated fair values.

     Results of Operations. We commenced our operations on September 16, 2008. The following summarizes our results of operations for the period ended December 31, 2008 (dollars in thousands):

Revenues:
Interest on equipment financings and loans	$198
Rental income	43
Other	14

255

Expenses:
Depreciation on operating leases	35
Provision for credit losses	570
Management fees to affiliate	196
Administrative expense reimbursed to affiliate	145
General and administrative expenses	57

1,003

Net loss before equity in losses of affiliate	(748)
Equity in losses of affiliate	(600)

Net loss	$(1,348)

     We expect our revenues to increase as we continue to acquire equipment finance assets from our general partner. Our investments in commercial finance assets increased to $14.9 million as of December 31, 2008. We expect to acquire additional commercial finance assets as we raise more capital through the sale of partner units and through use of credit facilities. Our general partner expects revenue derived from these additional leases and loans to exceed the interest expense incurred by the debt incurred to obtain these financings.
     As our portfolio of commercial finance assets increases, our operating expenses will increase, including:
•	increased operating expenses as we continue to purchase operating leases;

•	increased provision for credit losses as we increase our portfolio;

•	increased interest expense as we entered into a loan and security agreement with Wells Fargo Foothill, LLC in February 2009 and expect to fully utilize the facility to acquire leases and loans;

•	increased management fees to affiliate based on payments of commercial finance assets processed by our general partner;

•	increased administrative expenses reimbursed to affiliate representing reimbursements made to our general partner for expenses incurred for managing us

•	increased general and administrative expenses representing costs we incur to operate on a daily basis.

     Equity in losses of affiliate was $600,000 for the period ended December 31, 2008. In November 2008, we entered into a joint venture agreement with LEAF Equipment Leasing Income Fund III, L.P. (“LEAF III”), a fund sponsored by our general partner, whereby we acquired a 49% interest in a pool of leases held by LEAF Funding, LLC, a subsidiary of LEAF III (the “LEAF Funding LLC Joint Venture”). As of and for the period ended December 31, 2008, we accounted for the LEAF Funding LLC Joint Venture under the equity method of accounting since we had the ability to exercise significant influence over operation and financial decisions of the entity.
     In March 2009, we entered into a joint venture agreement with LEAF III (“LEAF Funds JV2”). We invested approximately $9.8 million for a 98% interest in LEAF Funds JV2. LEAF Funds JV2 invested $10.0 million in an entity sponsored by LEAF Financial. As of March 31, 2009, this entity owned approximately $200 million of leases and loans and has approximately $170 million of debt outstanding on its revolving $250 million line of credit, and will be consolidated by us effective March 1, 2009.
     The net loss per limited partner unit, after the net loss allocated to our general partner for the period ended December 31, 2008 was $5.18, based on a weighted average number of limited partner units outstanding of 257,627.
     Liquidity and Capital Resources. Our major sources of liquidity have been obtained by the sale of partner units. Our primary cash requirements, in addition to normal operating expenses, are for investment in leases and loans and distributions to partners. In addition to cash generated from operations, we plan to meet our cash requirements through use of credit facilities and excess cash derived from the collection of lease payments after payments of debt principal and interest on debt.
     The following table sets forth our sources and uses of cash for the period indicated (in thousands):

Period Ended
December 31, 2008
Net cash used in operating activities	$(366)
Net cash used in investing activities	(26,584)
Net cash provided by financing activities	33,686

Increase in cash	$6,736

     Partner’s distributions paid for the period ended December 31, 2008 were $366,000,. Distributions to limited partners were 8.5% of invested capital. However, there can be no assurance we will continue to make distributions at this rate.
     Cash increased by $6.7 million primarily due to net contributions from Limited Partners of $33.7 million (net of offering costs of $5.0 million and cash distributions of $366,000), which were partially offset by net purchases of commercial finance assets of $14.9 million, and an investment in LEAF Funding LLC JV of $11.6 million.
     Through December 31, 2008, we sold 390,925 units for $39.1 million (before offering costs).
     Our liquidity is affected by our ability to leverage our portfolio through use of credit facilities. The current tightening of the credit markets could adversely affect our liquidity, particularly our ability to obtain debt financing needed to execute our investment strategies. We will rely on both revolving and term debt facilities to fund our acquisitions of equipment financings. If we are unable to obtain debt that will allow us to invest the repayments of existing leases and loans into new investments, the volume of our leases and loans will be reduced.
     In February 2009, we entered into a Loan and Security Agreement with Wells Fargo Foothill, LLC. The loan agreement provides us with a revolving line of credit with an aggregate borrowing limit of $75.0 million. The collateral for this loan is specific lease receivables and related equipment. We will enter into interest rate swap agreements to fix the interest rate at the time of each borrowing. Interest and principal are due monthly as payments are received on the lease receivables collateralizing the borrowing.
     We continue to seek sources of financing, including expanded bank financing and use of joint venture strategies, that will enable us to originate investments and generate income while preserving capital. We are in discussion with several sources of debt financing to support the growth in our lease and loan portfolio. To the extent the credit markets available to us are or become adversely affected by the current weaknesses in the national economy, our ability to obtain debt to help build our portfolio on terms we deem acceptable may be reduced or delayed and our costs of borrowings may increase. We anticipate that the lease and loan rates we charge to our customers will also increase to compensate for our increase in borrowing costs. However, our profitability may be negatively impacted if we are unable to increase our lease and loan rates and our borrowing costs increase.
Changes in interest rates will affect the market value of our portfolio and our ability to obtain financing. In general, the market value of an equipment lease will change in inverse relation to an interest rate change where the lease has a fixed rate of return. Accordingly, in a period of rising interest rates, the market value of our equipment leases will decrease. A decrease in the market value of our portfolio will adversely affect our ability to obtain financing against our portfolio or to liquidate it. The terms of our future credit facilities are expected to include financial covenants. If we do not meet the requirements of the covenants in the future, a default could occur that would have an adverse effect on our operations and could force us to liquidate our portfolio.
     Our liquidity could also be affected by higher than expected defaults on our commercial finance assets, which would result in a loss of anticipated revenues. These losses may adversely affect our ability to make distributions to partners and, if the level of defaults is sufficiently large, may result in our inability to fully recover our investment in the underlying equipment. In evaluating our allowance for losses on uncollectible leases, we consider our contractual delinquencies, economic conditions and trends, lease portfolio characteristics and our general partner’s management’s prior experience with similar lease assets. At December 31, 2008, our credit evaluation indicated a need for an allowance for credit losses of $570,000. As our lease portfolio ages, and if the economy in the United States deteriorates even further or the recession continues for a substantial period of time, we anticipate the need to increase our allowance for credit losses.
     In March 2009, we entered into a joint venture agreement with LEAF III (“LEAF Funds JV2”). We invested approximately $9.8 million for a 98% interest in LEAF Funds JV2. LEAF Funds JV2 invested $10.0 million in an entity sponsored by LEAF Financial. As of March 31, 2009, this entity owned approximately $200 million of leases and loans and has approximately $170 million of debt outstanding on its revolving $250 million line of credit, and will be consolidated by us effective March 1, 2009.
     Contractual Obligations and Commercial Commitments. As of December 31, 2008, we had no debt facilities or derivative instruments. In February 2009, we entered into a $75 million credit facility with Wells Fargo. To mitigate interest rate risk on this variable rate debt, we will employ a hedging strategy using derivative financial instruments such as interest rate swaps, which fixes the rate on this debt.
     Legal Proceedings. We are a party to various routine legal proceedings arising out of the ordinary course of our business. Our general partner believes that none of these actions, individually or in the aggregate, will have a material adverse effect on our financial condition or operations.
     Recently Issued Accounting Pronouncements. In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements,” (“SFAS 160”). This Statement amends Accounting Research Bulletin 51 (“ARB 51”) to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 is effective for us beginning January 1, 2009. We acquired a controlling interest in a joint venture in March 2009, and will account for the noncontrolling interest in the joint venture in accordance with SFAS160.
Financial Statements
The “Index to Financial Statements” section of the prospectus is revised to add the following financial statements.

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LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY
Consolidated Balance Sheet
(in thousands)
(unaudited)

December 31, 2008
ASSETS
Cash	$6,736
Restricted cash	16
Investment in commercial finance assets, net	14,934
Investment in affiliate	10,466
Other assets	135

$32,287

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities:
Accounts payable, accrued expenses and other liabilities	$199
Due to affiliates	427

Total liabilities	626

Commitments and contingencies

Partners’ Capital:
General partner	(12)
Limited partners	32,240
Accumulated other comprehensive loss	(567)

Total partners’ capital	31,661

$32,287

The accompanying notes are an integral part of this consolidated financial statement.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY
Consolidated Statement of Operations
(in thousands, except unit data)
(unaudited)

September 16, 2008
(Commencement of
Operations) through
December 31, 2008
Revenues:
Interest on equipment financings and loans	$198
Rental income	43
Other	14

255

Expenses:
Depreciation on operating leases	35
Provision for credit losses	570
Management fees to affiliate	196
Administrative expenses reimbursed to affiliate	145
General and administrative expenses	57

1,003

Net loss before equity in losses of affiliate	(748)
Equity in losses of affiliate	(600)

Net loss	$(1,348)

Weighted average number of limited partner units outstanding during the period	257,627

Net loss per weighted average limited partner unit	$(5.18)

The accompanying notes are an integral part of this consolidated financial statement.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY
Consolidated Statement of Partners’ Capital
Period September 16, 2008 (Commencement of Operations)
through December 31, 2008
(in thousands, except unit data)
(unaudited)

				Accumulated
				Other	Total
	General Partner	Limited Partners		Comprehensive	Partners’	Comprehensive
	Amount	Units	Amount	Loss	Capital	Loss
Balance, at September 16, 2008 (see Note 1)	$1	—	$—	$—	$1
Limited partners’ contributions	—	390,925	39,063	—	39,063
Offering costs related to the sale of limited partner units	—	—	(5,122)	—	(5,122)
Cash distributions paid	—	—	(366)	—	(366)
Net loss	(13)	—	(1,335)	—	(1,348)	$(1,348)
Other comprehensive loss	—	—	—	(567)	(567)	(567)

Balance, at December 31, 2008	$(12)	390,925	$32,240	$(567)	$31,661	$(1,915)

The accompanying notes are an integral part of this consolidated financial statement.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY
Consolidated Statement of Cash Flows
For the Period September 16, 2008
(Commencement of Operations) through December 31, 2008
(in thousands)
(unaudited)

September 16, 2008
(Commencement of
Operations) through
December 31, 2008
Cash flows from operating activities:
Net loss	$(1,348)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity in losses of affiliate	600
Depreciation on operating leases	35
Provision for credit losses	570
Changes in operating assets and liabilities:
Other assets	(125)
Accounts payable and accrued expenses and other liabilities	(400)
Due to affiliates, net	302

Net cash used in operating activities	(366)

Cash flows from investing activities:
Purchases of commercial finance assets, net	(16,579)
Proceeds from commercial finance assets, net	1,726
Security deposits returned, net of collections	(98)
Investment in LEAF Funding LLC Joint Venture (See Note 3)	(11,633)

Net cash used in investing activities	(26,584)

Cash flows from financing activities:
Increase in restricted cash	(16)
General Partner’s capital contribution	1
Limited partners’ capital contributions	39,063
Payment of offering costs incurred for the sale of partner units	(4,996)
Cash distributions to partners	(366)

Net cash provided by financing activities	33,686

Increase in cash	6,736
Cash, beginning of period	—

Cash, end of period	$6,736

The accompanying notes are an integral part of this consolidated financial statement.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY
Notes To Consolidated Financial Statements
December 31, 2008
(unaudited)
NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS
     LEAF Equipment Finance Fund 4, L.P. (the “Fund”), a Delaware limited partnership, was formed on January 25, 2008 by its general partner, LEAF Asset Management, LLC (the “General Partner”). LEAF Asset Management, LLC, a Delaware limited liability company, is a wholly owned indirect subsidiary of Resource America, Inc. (“RAI”). RAI is a publicly traded company (NASDAQ: REXI) that uses industry specific expertise to evaluate, originate, service and manage investment opportunities through its commercial finance, real estate and financial fund management segments. The Fund received its minimum subscription proceeds of $2.0 million or (20,000 units) required to begin operations and it broke escrow on September 16, 2008.
     The Fund acquires diversified portfolios of equipment to finance to end users throughout the United States as well as the District of Columbia and Puerto Rico. The Fund also acquires existing portfolios of equipment subject to existing financings from other equipment finance companies, primarily its General Partner. The primary objective of the Fund is to generate regular cash distributions to its partners from its equipment finance portfolio over the life of the Fund.
     The General Partner and the initial limited partner capitalized the Fund in January 2008. The General Partner contributed $1,000 to the Fund for a 1% partnership interest and the initial limited partner contributed $1 to the Fund for a 99% limited partnership interest. Upon the Fund breaking escrow on September 16, 2008, the initial limited partner withdrew as a limited partner and its capital contribution was returned. The Fund is managed by the General Partner. The Fund shall terminate on December 31, 2032 unless sooner dissolved or terminated as provided in the partnership agreement.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
     The consolidated financial statements include the accounts of the Fund and its wholly-owned subsidiary, LEAF 4A SPE, LLC. All intercompany accounts and transactions have been eliminated in consolidation.
     The accompanying consolidated financial statements and related notes present the Fund’s financial position as of December 31, 2008 and the results of its operations, cash flows and changes in partners’ capital from September 16, 2008 (Commencement of Operations) through December 31, 2008 (hereafter referred to as the period ended December 31, 2008).
     In November 2008, the Fund acquired a 49% interest in a pool of leases held by LEAF Funding, LLC an affiliate of LEAF Equipment Leasing Income Fund III, L.P (the “LEAF Funding LLC JV”). As of and for the period ended December 31, 2008, the Fund accounted for its investment in LEAF Funding LLC JV under the equity method of accounting in accordance with Accounting Principles Board (“APB”) Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock,” since the Fund has the ability to exercise significant influence over the operating and financial decisions of this entity.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY
Notes To Consolidated Financial Statements — (Continued)
December 31, 2008
(unaudited)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)
Use of Estimates
     Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the allowance for credit losses, the estimated unguaranteed residual values of leased equipment, and impairment of long-lived assets. The Fund bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
     The Fund evaluates the adequacy of the allowance for credit losses (including investments in leases, loans and future payment card receivables) based upon, among other factors, management’s historical experience on the portfolios it manages, an analysis of contractual delinquencies, economic conditions and trends and equipment finance portfolio characteristics, adjusted for expected recoveries. In evaluating historic performance, the Fund performs a migration analysis, which estimates the likelihood that an account progresses through delinquency stages to ultimate charge-off. The Fund’s policy is to charge off to the allowance those financings which are in default and for which management has determined the probability of collection to be remote.
     Unguaranteed residual value represents the estimated amount to be received at lease termination from lease extensions or ultimate disposition of the leased equipment. The estimates of residual values are based upon the General Partner’s history with regard to the realization of residuals, available industry data and the General Partner’s senior management’s experience with respect to comparable equipment. The estimated residual values are recorded as a component of investments in leases on a net present value basis. Residual values are reviewed periodically to determine if the current estimate of the equipment’s fair market value appears to be below its recorded estimate. If required, residual values are adjusted downward to reflect adjusted estimates of fair market values. In accordance with U.S. GAAP, upward adjustments to residual values are not permitted.
     The Fund reviews its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If it is determined that estimated undiscounted future cash flows derived from long-lived assets will not be sufficient to recover their carrying amounts, an impairment charge will be recorded if the carrying amount of the assets exceed their estimated fair values.
Restricted Cash
     Restricted cash includes customer payments deposited into a lockbox shared with the General Partner and other entities serviced by the Fund’s General Partner. The lockbox is in the name of U.S. Bank NA as trustee under an inter-creditor agreement amongst the Fund’s General Partner, the other entities and their respective lenders. These amounts, which are recorded as Restricted Cash on the Consolidated Balance Sheet, represent customer payments received by the lockbox, applied to the respective customer’s accounts, but not transferred to the Fund’s bank account.
Concentration of Credit Risk
     Financial instruments which potentially subject the Fund to concentrations of credit risk consist of excess cash. The Fund deposits its excess cash in high-quality financial institutions. As of December 31, 2008, the Fund had deposits totaling $6.8 million of which $6.5 million was over the $250,000 insurance limit of the Federal Deposit Insurance Corporation (“FDIC”). No losses have been experienced on such deposits.
     As of December 31, 2008, 21% of the Fund’s commercial finance assets were located in California.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY
Notes To Consolidated Financial Statements — (Continued)
December 31, 2008
(unaudited)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)
Revenue Recognition
     The Fund’s investment in commercial finance assets consists of direct financing leases, operating leases, loans and future payment card receivables. Leases are recorded in accordance with Statement of Financial Accounting Standards (“SFAS”) 13, “Accounting for Leases,” and its various amendments and interpretations.
     Direct Financing Leases. Certain of the Fund’s lease transactions are accounted for as direct financing leases (as distinguished from operating leases). Such leases transfer substantially all benefits and risks of equipment ownership to the customer. The Fund’s investment in direct financing leases consists of the sum of the total future minimum lease payments receivable and the estimated unguaranteed residual value of leased equipment, less unearned finance income. Unearned finance income, which is recognized as revenue over the term of the financing by the effective interest method, represents the excess of the total future minimum contracted payments plus the estimated unguaranteed residual value expected to be realized at the end of the lease term over the cost of the related equipment.
     Operating Leases. Leases not meeting any of the criteria to be classified as direct financing leases are deemed to be operating leases. Under the accounting for operating leases, the cost of the leased equipment, including acquisition fees associated with lease placements, is recorded as an asset and depreciated on a straight-line basis over the equipment’s estimated useful life, generally up to seven years. Rental income consists primarily of monthly periodic rental payments due under the terms of the leases. The Fund recognizes rental income on a straight line basis. Generally, during the lease terms of existing operating leases, the Fund will not recover all of the cost and related expenses of its rental equipment and, therefore, it is prepared to remarket the equipment in future years. The Fund’s policy is to review, on a quarterly basis, the expected economic life of its rental equipment in order to determine the recoverability of its undepreciated cost. In accordance with U.S. GAAP, the Fund writes down its rental equipment to its estimated net realizable value when it is probable that its carrying amount exceeds such value and the excess can be reasonably estimated; gains are only recognized upon actual sale of the rental equipment. There were no write-downs of equipment during the period ended December 31, 2008.
     Loans. For term loans, the investment in loans consists of the sum of the total future minimum loan payments receivable less unearned finance income. Unearned finance income, which is recognized as revenue over the term of the financing by the effective interest method, represents the excess of the total future minimum contracted payments over the cost of the related equipment. For all other loans, interest income is recorded at the stated rate on the accrual basis to the extent that such amounts are expected to be collected.
     Future Payment Card Receivables. The Fund provides cash advances to small businesses on future payment card receipts. Revenues from this operation are recorded under the effective interest method over the period under which the cash advance is expected to be repaid.
     The Fund discontinues the recognition of revenue for leases and loans for which payments are more than 90 days past due, or, in the case of future payment card receivables, when no payments have been received in 60 days. As of December 31, 2008, the Fund had $1.2 million of commercial finance assets on non-accrual status. Fees from delinquent payments are recognized when received and are included in other income
Income Taxes
     Federal and state income tax laws provide that the income or losses of the Fund are reportable by the partners on their individual income tax returns. Accordingly, no provision for such taxes has been made in the accompanying financial statements.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY
Notes To Consolidated Financial Statements — (Continued)
December 31, 2008
(unaudited)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)
Comprehensive Income (Loss)
     Comprehensive income (loss) includes net income (loss) and all other changes in the equity of a business during a period from transactions and other events and circumstances from non-owner sources. These changes, other than net income (loss) are referred to as “other comprehensive income (loss).” Other comprehensive loss reflects the Fund’s share of unrealized losses on hedging contracts held by affiliates that the Fund accounts for under the equity method.
Allocation of Partnership Income (Loss) and Cash Distributions
     Cash available for distributions, if any, are made monthly as follows: 99% to the limited partners and 1% to the General Partner until the limited partners have received an amount equal to their unpaid cumulative return (8.5%) of their adjusted capital contribution and thereafter, to investment and reinvestment in investments or, if the General Partner elects not to invest or reinvest such distributable cash, 99% to the limited partners and 1% to the General Partner.
     Net income (loss) for any fiscal period during the reinvestment period is allocated 99% to the limited partners and 1% to the General Partner. Income during the liquidation period, as defined in the Partnership Agreements, will be allocated first to the partners in proportion to and to the extent of the deficit balances, if any, in their respective capital accounts. Thereafter, net income (loss) will be allocated 99% to the limited partners and 1% to the General Partner.
Net Loss Per Limited Partner Unit
     Net loss per limited partner unit is computed by dividing net loss allocated to the Fund’s limited partners by the weighted average number of limited partner units outstanding during the period. The weighted average number of limited partner units outstanding during the period is computed based on the number of limited partner units issued during the period weighted for the days outstanding during the period.
Newly Adopted Accounting Principles
     In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS 115” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. Entities choosing the fair value option would be required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Adoption is required for fiscal years beginning after November 15, 2007. At this time, the Fund has elected to not report any assets and liabilities using the fair value option under SFAS 159.
     In December 2008, the FASB issued Staff Position (“FSP”) FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP SFAS 140-4 and FIN 46-R”). FSP SFAS 140-4 and FIN 46-R amends FASB SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, to require public entities to provide additional disclosures about transfers of financial assets. It also amends FIN 46-R to require public enterprises, including sponsors that have a variable interest in a VIE, to provide additional disclosures about the VIE. Additionally, this

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY
Notes To Consolidated Financial Statements — (Continued)
December 31, 2008
(unaudited)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)
Newly Adopted Accounting Principles— (Continued)
FSP requires certain disclosures to be provided by a public enterprise that is (a) a sponsor of a SPE that holds a variable interest in the qualifying SPE but was not the transferor (nontransferor) of financial assets to the qualifying SPE and (b) a servicer of a qualifying SPE that holds a significant variable interest in the qualifying SPE but was not the transferor (nontransferor) of financial assets to the qualifying SPE. The disclosures required by FSP SFAS 140-4 and FIN 46-R are intended to provide greater transparency to financial statement users about a transferor’s continuing involvement with transferred financial assets and an enterprise’s involvement with VIEs and qualifying SPEs. The Fund has adopted this pronouncement in the fourth quarter of 2008.
Accounting Standards Issued But Not Yet Adopted
     In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements,” (“SFAS 160”). This Statement amends Accounting Research Bulletin 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 is effective for the Fund’s year beginning January 1, 2009. As discussed in Note 8, the Fund acquired a controlling interest in a joint venture in March 2009, and will account for the noncontrolling interest in the joint venture in accordance with SFAS 160.
     In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS 133,” (“SFAS 161”). This new standard requires enhanced disclosures for derivative instruments, including those used in hedging activities. It is effective for fiscal years and interim periods beginning after November 15, 2008 and will be applicable to the Fund in the first quarter of 2009. The Fund entered into derivative instruments in the first quarter of 2009 and therefore will adopt SFAS 161 in its first quarter.
NOTE 3 — ACQUISITION OF INTEREST IN POOL OF LEASE ASSETS
     In November 2008, the Fund entered into a joint venture agreement with LEAF Equipment Leasing Income Fund III, L.P. (“LEAF III”), a fund sponsored by the Fund’s General Partner, whereby it acquired a 49% interest in a pool of leases held by LEAF Funding, LLC, a subsidiary of LEAF III (“LEAF Funding LLC JV”) The purchase price of $11.6 million represented 49% of the adjusted net equity of LEAF Funding LLC JV as of the date of acquisition by the Fund. LEAF Funding LLC JV comprises a portfolio of over 10,000 leases and small business loans originated by NetBank Business Finance, which was acquired by an affiliate of the Fund’s General Partner in November 2007.
     The Fund accounts for its investment in the LEAF Funding LLC JV under the equity method of accounting since the Fund had the ability to exercise significant influence over operating and financial decisions of this entity. In addition to reflecting its 49% share of LEAF Funding LLC JV’s income (loss) in the Consolidated Statement of Operations in Equity in Losses of Affiliate, the Fund also records its 49% share of LEAF Funding LLC JV’s management fees and administrative expenses to affiliate. These expenses are reflected in the respective line items on the Consolidated Statement of Operations.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY
Notes To Consolidated Financial Statements — (Continued)
December 31, 2008
(unaudited)
NOTE 3 — ACQUISITION OF INTEREST IN POOL OF LEASE ASSETS — (Continued)
     The following summarized financial information for the Fund’s investment in the LEAF Funding LLC JV, which was accounted for under the equity method as of and for the period ended December 31, 2008, has been compiled from the financial statements of the LEAF Funding LLC JV and reflects certain historical adjustments. Results of operations of the LEAF Funding LLC JV are excluded for periods prior to the acquisition of our 49% interest (in thousands):

As of
December 31,
2008
Balance Sheet:
Restricted cash	$11,590
Investment in leases and loans, net	198,559
Due from affiliate	1,493
Deferred financing costs, net	6,374
Other assets	50

$218,066

Bank debt	$189,265
Accounts payable, accrued expenses and other liabilities	804
Derivative liability at fair value	6,636
Partner’s capital	21,361

$218,066

For the Period
Ended
December 31,
2008
Results of Operations:
Revenues	$2,693
Expenses	3,917

Net Loss	$(1,224)

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY
Notes To Consolidated Financial Statements — (Continued)
December 31, 2008
(unaudited)
NOTE 4 — INVESTMENT IN COMMERCIAL FINANCE ASSETS
     The Fund’s investment in commercial finance assets, net, consists of the following (in thousands):

	December 31,
	2008
Direct financing leases (a)	$3,025
Loans (b)	8,700
Operating leases	373
Future payment card receivables	3,406

	15,504
Allowance for credit losses	(570)

	$14,934	(c)

(a)	The Fund’s direct financing leases are for initial terms generally ranging from 24 to 84 months.

(b)	The interest rates on loans generally range from 7% to 13%.

(c)	The above table does not include the Fund’s share of commercial finance assets held by LEAF Funding LLC JV, of which the Fund owns a 49% interest. As of December 31, 2008, LEAF Funding LLC JV owns approximately $200 million of direct financing leases, operating leases and loans, of which the Funds pro-rata (49%) share is approximately $100 million.
     The components of direct financing leases, loans and future payment card receivables are as follows (in thousands):

	December 31, 2008
	Direct		Future
	Financing		Payment Card
	Leases	Loans	Receivables
Total future minimum lease payments	$3,404	$9,312	$4,127
Unearned income	(458)	(531)	(721)
Residuals, net of unearned residual income (a)	105	—	—
Security deposits	(26)	(81)	—

	$3,025	$8,700	$3,406

(a)	Unguaranteed residuals for direct financing leases represent the estimated amounts recoverable at lease termination from lease extension or disposition of equipment.
     The Fund’s investment in operating leases, net, consists of the following (in thousands):

December 31,
2008
Equipment	$408
Accumulated depreciation	(35)

$373

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY
Notes To Consolidated Financial Statements — (Continued)
December 31, 2008
(unaudited)
NOTE 4 — INVESTMENT IN COMMERCIAL FINANCE ASSETS — (Continued)
     The following is a summary of the Fund’s allowance for credit losses (in thousands):

Period Ended
December 31,
2008
Allowance for credit losses, beginning of period	$—
Provision for credit losses	(570)

Allowance for credit losses, end of period	$(570)

     At December 31, 2008, the future payments scheduled to be received on non-cancelable commercial finance assets for each of the five succeeding annual periods ending December 31, 2008 and thereafter are as follows (in thousands):

				Future
	Direct			Payment
	Financing		Operating(a)	Card
	Leases	Loans	Leases	Receivables	Total
2009	$972	$4,217	$129	$2,153	$7,471
2010	936	2,784	124	1,974	5,818
2011	750	1,169	82	—	2,001
2012	540	483	18	—	1,041
2013	169	276	10	—	455
Thereafter	37	383	15	—	435

	$3,404	$9,312	$378	$4,127	$17,221

(a)	Operating lease amounts as shown are net of the residual value, if any, at the end of the lease term.
NOTE 5 — FAIR VALUE MEASUREMENT
     For cash, receivables and payables, the carrying amounts approximate fair values because of the short term maturity of these instruments.
     It is not practicable for the Fund to estimate the fair value of the Fund’s loans. They comprise of a large number of transactions with commercial customers in different businesses, and may be secured by liens on various types of equipment and may be guaranteed by third parties and cross-collateralized. Any difference between the carrying value and fair value of each transaction would be affected by a potential buyer’s assessment of the transaction’s credit quality, collateral value, guarantees, payment history, yield, term, documents and other legal matters, and other subjective considerations. Value received in a fair market sale of a transaction would be based on the terms of the sale, the Fund’s and the buyer’s views of economic and industry conditions, the Fund’s and the buyer’s tax considerations, and other factors.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY
Notes To Consolidated Financial Statements — (Continued)
December 31, 2008
(unaudited)
NOTE 6 — CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH AFFILIATES
     The Fund relies on the General Partner and its affiliates to manage its operations and will pay the General Partner or its affiliates fees to manage the fund.
     The General Partner receives an organization and offering allowance on a sliding scale based on the amount of the Fund’s offering. Chadwick Securities, Inc. (“Chadwick”), a wholly owned subsidiary of RAI, receives up to 0.5% of the offering proceeds as reimbursement for the bona fide accountable due diligence expenses incurred by the selling dealers in this offering, all of which it will reallow to the selling dealers. These charges are recorded by the Fund as offering costs related to the sale of partnership units.
     Chadwick, receives an underwriting fee of up to 3% of the offering proceeds for obtaining and managing the group of selling broker-dealers who sell the units in the offering. Chadwick also receives sales commissions of 7% of the proceeds of each unit that they sell. Chadwick did not sell any units and did not retain sales commissions through December 31, 2008.
     The Fund acquires existing portfolios of equipment from its General Partner and its affiliates. The General Partner receives a fee for assisting the Fund in acquiring equipment for leases, portfolios of equipment subject to existing leases and secured loans equal to 2% of the Fund’s purchase price.
     The General Partner receives a subordinated annual asset management fee equal to 4% of gross rental payments for operating leases, as defined in the partnership agreement, or 2% of gross rental payments for full payout leases, or a competitive fee, whichever is less. An operating lease is one in which the aggregate noncancellable rental payments during the initial term of the lease, on a net present value basis, are not sufficient to recover the purchase price of the equipment. A full payout lease is one in which the gross rental payments, on a net present value basis, are at least sufficient to recover the purchase price of the equipment. During the Fund’s five-year investment period, the management fee will be subordinated to the payment to the Fund’s limited partners of a cumulative annual distribution of 8.5% of their capital contributions, as adjusted by distributions deemed to be a return of capital.
     The General Partner is entitled to receive a subordinated commission equal to one-half of a competitive commission, up to a maximum of 3% of the contract sales price, for arranging the sale of the Fund’s equipment after the expiration of a lease. This commission is subordinated to the payment to the limited partners of a cumulative 8.5% annual return on their capital contributions, as adjusted by distributions deemed to be returns of capital. No commissions were paid during the period ended December 31, 2008.
     The General Partner and its affiliates are reimbursed by the Fund for certain costs of services and materials used by or for the Fund except those items covered by the above-mentioned fees.
     The General Partner receives a commission equal to the lesser of a competitive rate or 2% of gross rental payments derived from any re-lease of equipment, payable as the Fund receives rental payments from re-lease. The Fund will not, however, pay a re-lease commission if the re-lease is with the original lessee or its affiliates. No re-lease commissions were paid during the period ended December 31, 2008.

LEAF EQUIPMENT FINANCE FUND 4, L.P. AND SUBSIDIARY
Notes To Consolidated Financial Statements — (Continued)
December 31, 2008
(unaudited)
NOTE 6 — CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH AFFILIATES — (Continued)
     The following is a summary of fees and costs of services and materials charged by the General Partner or its affiliates (in thousands):

Period Ended
December 31,
2008
Acquisition fees	$180
Management fees	196
Administrative expenses	145
Organization and offering expense allowance	1,172
Underwriting fees	3,950
     Included in management fees and administrative expenses above is the Fund’s share of management fees and administrative expenses related to its 49% interest in LEAF Funding, LLC, which were $153,000 and $75,000, respectively.
     Due to affiliates includes amounts due to the General Partner related to acquiring and managing portfolios of equipment from its General Partner, management fees and reimbursed expenses.
NOTE 7 — COMMITMENTS AND CONTINGENCIES
     The Fund is party to various routine legal proceedings arising out of the ordinary course of its business. Management believes that none of these actions, individually or in the aggregate, will have a material adverse effect on the Fund’s financial condition or operations.
NOTE 8 — SUBSEQUENT EVENTS (UNAUDITED)
     The following transactions occurred after December 31, 2008:
     The Fund entered into a Loan and Security Agreement, dated as of February 9, 2009, with Wells Fargo Foothill, LLC. The loan agreement provides the Fund with a revolving line of credit with an aggregate borrowing limit of $75 million until the maturity date, February 9, 2012. The collateral for the loan is specific lease receivables and related equipment. The Fund will enter into interest rate swap agreements to fix the interest rate at the time of each borrowing. Interest and principal will be due monthly as payments are received on the lease receivables collateralizing the borrowing. An event of default such as non-payment of amounts when due under the loan agreement or a breach of financial covenants may accelerate the maturity date of the loan agreement.
     In March 2009, the Fund entered into a joint venture agreement with LEAF III (“LEAF Funds JV2”). The Fund invested approximately $9.8 million for a 98% interest in LEAF Funds JV2. LEAF Funds JV2 invested $10.0 million in an entity sponsored by LEAF Financial. As of March 31, 2009, this entity owned approximately $200 million of leases and loans and has approximately $170 million of debt outstanding on its revolving $250 million line of credit, and will be consolidated by the Fund effective March 1, 2009.

[THIS PAGE INTENTIONALLY LEFT BLANK]

LEAF Asset Management, LLC
Balance Sheets
September 30,
(in thousands)
(unaudited)

	2008	2007
ASSETS
Cash	$74	$40
Due from sponsored affiliates	7,151	320
Due from affiliates	3,911	1,472
Investment in sponsored affiliate	796	992

	$11,932	$2,824

LIABILITIES AND MEMBER’S EQUITY
LIABILITIES
Other liabilities	$218	$14

MEMBER’S EQUITY
Member’s capital	1,000	1,000
Retained earnings	10,846	1,810
Accumulated other comprehensive loss	(132)	—

Total Member’s Equity	11,714	2,810

	$11,932	$2,824

The accompanying notes are an integral part of these financial statements.

LEAF Asset Management, LLC
Statements of Operations
For the years ended September 30,
(in thousands)
(unaudited)

	2008	2007

Revenues:
Management fees	$7,408	$877
Organization and offering fees	1,785	912
Equity losses on investments in sponsored affiliates	(157)	(13)
Other income	1	36

	9,037	1,812

Expenses:
General and administrative expenses	1	5

Net income	$9,036	$1,807

The accompanying notes are an integral part of these financial statements.

LEAF Asset Management, LLC
Statements of Member’s Equity
For the years ended September 30,
(in thousands)
(unaudited)

			Accumulated
			Other
	Member’s	Retained	Comprehensive		Comprehensive
	Capital	Earnings	Loss	Total	Income (Loss)
Balance at October 1, 2006	$1,000	$3	$—	$1,003
Net income	—	1,807	—	1,807

Balance at September 30, 2007	1,000	1,810	—	2,810
Net income	—	9,036	—	9,036	$9,036
Other comprehensive loss	—	—	(132)	(132)	(132)

Balance at September 30, 2008	$1,000	$10,846	$(132)	$11,714	$8,904

The accompanying notes are an integral part of this financial statement.

LEAF Asset Management, LLC
Statements of Cash Flows
For the years ended September 30,
(in thousands)
(unaudited)

	2008	2007

Cash flows from operating activities:
Net income	$9,036	$1,807
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity losses on investments in sponsored affiliates	157	13
Increase in due from sponsored affiliates	(6,831)	(320)
Increase in due from affiliates	(2,439)	(1,378)
Decrease in accrued expenses	—	(97)

Net cash (used in) provided by operating activities	(77)	25

Cash flows from investing activities:
Investment in sponsored affiliates	(1)	(1,000)
Distributions from sponsored affiliates	112	11

Net cash provided by (used in) investing activities	111	(989)

Increase (decrease) in cash	34	(964)
Cash, beginning of year	40	1,004

Cash, end of year	$74	$40

The accompanying notes are an integral part of these financial statements.

LEAF Asset Management, LLC
Notes to Financial Statements
September 30, 2008
(unaudited)
NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS
     LEAF Asset Management, LLC (the “Company”) is a Delaware Corporation and a wholly owned subsidiary of Resource America, Inc. (“RAI”). RAI is a publicly-traded company (NASDAQ: REXI) operating in financial fund management, commercial finance and real estate segments. As a result, the financial position, results of operations and cash flows presented herein may not be indicative of the financial position, results of operations and cash flows that may have occurred if the Company was not an indirect wholly-owned subsidiary of RAI.
     The Company was formed to act as the general partner of equipment finance limited partnerships, sponsored by LEAF Financial Corporation, a majority owned subsidiary of RAI. The Company’s investment entities include:
•	LEAF Equipment Leasing Income Fund III, L.P. (“LEAF III”), which commenced operations in March 2007, raised $120.0 million. The Company owns a 1.0% general partnership interest and a 1.0% limited partnership interest in LEAF III.

•	LEAF Equipment Finance Fund 4, L.P. (“LEAF 4”), which commenced operations in September 2008. Fund 4 is in its offering stage and is authorized to raise gross offering proceeds of up to $200.0 million. The Company contributed $1,000 in exchange for a 1% general partnership interest.
     LEAF III and LEAF 4 are hereinafter referred to collectively as the “Sponsored Affiliates”.
     The Sponsored Affiliates acquire leases and secured loans from LEAF Financial Corporation and its subsidiaries, affiliates of the Company. The primary objective of the Sponsored Affiliates is to invest the net proceeds raised from the sale of limited partnership units in equipment and portfolios of equipment subject to existing equipment leases and secured loans in order to generate regular cash distributions to the limited partners over the life of the Sponsored Affiliates.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Investments in Sponsored Affiliates
     The Company accounts for its investments in the Sponsored Affiliates under the equity method in accordance with Accounting Principles Board (“APB”) Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock,” since the Company has the ability to exercise significant influence over the operating and financial decisions of these entities. The Company’s general and limited partner interests in these partnerships range from approximately 1% to 5%. These entities are not consolidated in the accompanying financial statements since the Company has less than a 50% ownership interest in them and the limited partners have the ability to remove the Company as the general partner.

LEAF Asset Management, LLC
Notes to Financial Statements
September 30, 2008
(Continued)
(unaudited)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued
Investments in Sponsored Affiliates — Continued
     Summarized data for LEAF III is presented below (unaudited, in thousands):

	September 30.
	2008	2007
Assets	$759,214	$328,479

Liabilities	$683,566	$287,046
Partners’ capital	75,648	41,433

Total Liabilities and Partners’ Capital	$759,214	$328,479

	Years Ended September 30,
	2008	2007
Revenues	$62,886	$7,432
Expenses	74,579	7,922

	(11,693)	(490)
Equity in earnings of affiliate	1,812	—

Net loss	$(9,881)	$(490)

     Summarized data for LEAF 4 is presented below (unaudited, in thousands):

September 30, 2008
Assets	$12,505

Liabilities	$1,409
Partners’ capital	11,096

Total Liabilities and Partners’ Capital	$12,505

Year Ended
September 30,
2008
Revenues	$3
Expenses	1

Net income	$2

LEAF Asset Management, LLC
Notes to Financial Statements
September 30, 2008
(Continued)
(unaudited)
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Continued
Reclassifications
     Certain reclassifications have been made to the fiscal 2007 Combined Financial Statements to conform to the fiscal 2008 presentation. Certain balances included in Investments in Sponsored Affiliates have negative carrying values and were reclassified to the liability section of the Balance Sheets. This reclassification had no impact on net income.
Concentration of Credit Risk
     Financial instruments which potentially subject the Company to concentrations of credit risk consist of excess cash. The Company deposits its excess cash in high-quality short-term money market instruments with high-quality financial institutions. At September 30, 2008, the Company had deposits of $74,000 in one financial institution, all of which was covered by the $250,000 insurance limit of the Federal Deposit Insurance Company (“FDIC”). No losses have been experienced on such deposits.
     For the years ended September 30, 2008 and 2007, LEAF III accounted for 98% and 100% of the Company’s revenue, respectively.
Revenue Recognition
     The Company records management fees to service leases and loans at the time the service is performed. The Company receives servicing fees ranging from 2% to 4% of gross rental payments received.
Comprehensive Income (Loss)
     Comprehensive income (loss) includes net income and all other changes in the equity of a business during a period from transactions and other events and circumstances from non-owner sources. These changes, other than net income are referred to as “other comprehensive income (loss).” Other comprehensive loss includes the company’s share of unrealized gains (loss) on hedging contracts held by the Sponsored Affiliates that the Company accounts for under the equity method.
Income Taxes
     Because the Company is a single member limited liability company and a disregarded entity for tax purposes, Federal and state income tax laws provide that the income or losses of the Company are reportable by the Member on its corporate tax returns. Accordingly, no such provision has been made to the accompanying financial statements. If the Company were to compute income tax expense on a separate return basis, the Company would have a tax provision of $3.2 million and $632,000 for the years ended September 30, 2008 and 2007, respectively, and would have no deferred tax assets and liabilities.
NOTE 3 — CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     The Company or its affiliates receive fees to manage the Sponsored Affiliates’ operations.
     The Company received an organization and offering (“O&O”) allowance of 3% on offering proceeds raised in LEAF III. In LEAF 4, the O&O allowance varies depending on the level of offering proceeds raised. The fee is 3% on the first $50 million, then 2.5% on the next $50 million, and 1.5% on the last $100 million of proceeds raised.

LEAF Asset Management, LLC
Notes to Financial Statements
September 30, 2008
(Continued)
(unaudited)
NOTE 3 — CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS — Continued
     Chadwick Securities, Inc. (“Chadwick”), a wholly owned subsidiary of RAI, receives a fee of up to 0.5% of the proceeds of each unit sold by them to use for the selling dealers’ bona fide accountable due diligence expenses. These charges will be recorded by the Sponsored Affiliates as offering costs related to the sale of limited partnership units on the statements of changes in partners’ capital in the Sponsored Affiliates’ financial statements.
     Chadwick receives an underwriting fee of up to 3% of the offering proceeds for obtaining and managing the group of selling broker-dealers who will sell the Fund’s units in the offering. Chadwick also receives sales commissions of 7% of the proceeds of each unit that Chadwick sells.
     The Company or its affiliates will receive a fee for assisting the Sponsored Affiliates in acquiring equipment for lease and portfolios of equipment subject to existing equipment leases and secured loans equal to 2% of the Fund’s purchase price.
     The Company receives a subordinated annual management fee equal to 4% of gross rental payments for operating leases, as defined in the Sponsored Affiliates’ partnership agreements, or 2% of gross rental payments for full payout leases, or a competitive fee, whichever is less. An operating lease is one in which the aggregate noncancellable rental payments during the initial term of the lease, on a net present value basis, are not sufficient to recover the purchase price of the equipment. A full payout lease is one in which the gross rental payments, on a net present value basis, are at least sufficient to recover the purchase price of the equipment.
     During the Sponsored Affiliates’ five-year investment periods, the management fee will be subordinated to the payment to the Sponsored Affiliates’ limited partners of a cumulative annual distribution of 8.5% of their capital contributions, as adjusted by distributions deemed to be a return of capital.
     The Company or its affiliates receive a subordinated commission equal to one-half of a competitive commission, up to a specified maximum percent of the contract sales price, for arranging the sale of the Sponsored Affiliates’ equipment after the expiration of a lease. The specified maximum percent is 3% and 2% for LEAF III and LEAF 4, respectively. This commission is subordinated to the payment to the limited partners of a cumulative 8.5% annual return on their capital contributions, as adjusted by distributions deemed to be return of capital.
     The Company or its affiliates are reimbursed by the Sponsored Affiliates for certain costs of services and materials used by or for the Sponsored Affiliates except those items covered by the above-mentioned fees.
     The Company or its affiliates receive a commission equal to the lesser of a competitive rate or 2% of gross rental payments derived from any re-lease of equipment, payable as the Sponsored Affiliates receive rental payments from re-lease. The Sponsored Affiliates will not, however, pay a re-lease commission if the re-lease is with the original lessee or its affiliates
     Certain individuals employed by RAI and its subsidiaries perform management and administrative services for the Company. LEAF Financial Corporation leases office space that is utilized by the Company. No allocation of salary and benefits or rent expense has been charged to the Company since its formation.
     Due from Sponsored Affiliates represents amounts due to the Company related to selling and servicing portfolios of equipment, management fees and reimbursed expenses.
     Due from affiliates represents amounts paid to LEAF Financial Corporation.
     Investment in Sponsored Affiliate of $796,000 and $992,000 at September 30, 2008 and 2007, respectively, represent the Company’s limited partner interest in LEAF III.

LEAF Asset Management, LLC
Notes to Financial Statements
September 30, 2008
(Continued)
(unaudited)
NOTE 3 — CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS — Continued
     Included in Other liabilities is $218,000 and $14,000 as of September 30, 2008 and 2007, respectively, representing the Company’s general partner interest in the Sponsored Affiliates.

APPENDIX SB
Prior Performance Tables
The following Tables I, II, III and IV, which are unaudited, update and replace the tables of Appendix B to the prospectus with respect to Lease Equity Appreciation Fund I, L.P. (“LEAF I”), Lease Equity Appreciation Fund II, L.P. (“LEAF II”) and LEAF Equipment Leasing Income Fund III, L.P. (“LEAF III”) as of December 31, 2008. LEAF I and LEAF II are previous public equipment leasing programs sponsored by LEAF Financial, an affiliate of our general partner, which also serves as the general partner of LEAF I and LEAF II. Our general partner, LEAF Asset Management, LLC, an affiliate of LEAF Financial, also serves as the general partner of LEAF III, a previous public equipment leasing program sponsored by our general partner. Buying a unit in us will not give you any ownership interest in LEAF I, LEAF II or LEAF III, and you should not assume that you will experience investment results or returns, if any, comparable to those of investors in LEAF I, LEAF II and LEAF III. During the third and fourth quarters of the year ended December 31, 2007, LEAF I and LEAF II recorded adjustments to the valuation of certain leases. The Fund has determined that these adjustments are not material to those periods, as they had no impact on cash available for distribution to investors, a metric that management believes to be important to the Fund’s investors. Accordingly, the Fund has recorded these adjustments in the three month period ended March 31, 2008. The effect of these adjustments is described in note 4 to Table III for LEAF I and LEAF II.
TABLE I
The following table sets forth certain information, as of December 31, 2008, concerning the experience of LEAF Financial, an affiliate of our general partner and the general partner of LEAF I and LEAF II, and our general partner, which also serves as the general partner of LEAF III, in raising and investing limited partners’ funds in previous public equipment leasing programs. Dollar amounts are shown in thousands.

	LEAF I		LEAF II		LEAF III
Date offering closed	08/15/04		10/13/06		4/24/08
Dollar amount offered	$50,000	100%	$60,000	100%	$120,000	100%

Dollar amount raised	$17,061	100%	$59,864	100%	$119,620	100%
Less: Offering expenses
Sales commissions	$1,285	7.53%	$4,067	6.79%	$8,205	6.86%
Underwriting fees	$321	1.88%	$1,764	2.95%	$3,503	2.93%
Organization and offering expenses paid to general partner or its affiliates	$512	3.00%	$2,095	3.50%	$3,591	3.00%
Reserves	$299	1.75%	$519	0.87%	$1,043	0.87%

Offering proceeds available for investment	$14,645	85.84%	$51,418	85.89%	$103,278	86.34%

Debt proceeds	$91,057		$254,744		$644,223
Total equipment acquired	$291,536		$626,546		$1,107,897
Acquisition fees paid to general partner	$5,407		$7,971		$21,720

Equipment acquisition fees paid to general partner as a percentage of:
Dollar amount raised	31.69%		13.32%		18.16%
Total equipment acquired	1.85%		1.27%		1.96%
Percent invested	85.84%		85.89%		86.34%
Percent leverage	84.22%		80.97%		84.34%
Date offering commenced	8/15/02		12/22/04		2/7/07
Maximum offering period (in months)	24		24		24
Actual offering period (in months)	24		22		14
Months to invest 90% of amount available for investment	14		15		4
Past performance is not necessarily indicative of future performance.

TABLE II
Compensation to the General Partner and Affiliates
Except as otherwise noted below, the following table sets forth certain information, as of December 31, 2008, concerning the compensation derived by LEAF Financial, an affiliate of our general partner and the general partner of LEAF I and LEAF II, and our general partner, which also serves as the general partner of LEAF III, from previous public equipment leasing programs. All amounts presented are cumulative from the beginning of the offering of each program to December 31, 2008. Dollar amounts are shown in thousands.

	LEAF I	LEAF II	LEAF III
Date offering commenced	8/15/02	12/22/04	2/7/07
Date offering closed	8/15/04	10/13/06	4/24/08
Dollar amount raised	$17,061	$59,864	$119,621

The following information is as of December 31, 2008
Amounts paid to general partner and its affiliates from offering proceeds:
Underwriting commissions	$321	$1,764	$3,503

Organization and offering expense reimbursements	$512	$2,095	$3,591

Acquisition fees	$5,407	$7,971	$21,720

Dollar amount of cash generated from operations before deducting payments/accruals to general partner and affiliates	$17,165	$42,046	$47,037

Amounts paid or accrued to general partner and its affiliates from operations:
Acquisition fees	$5,407	$7,971	$21,720

Management fees	$4,870	$9,256	$10,356

Administrative expense reimbursements	$3,778	$5,338	$7,762

[THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK]
Past performance is not necessarily indicative of future performance.

TABLE III
Operating Results of Prior Public Programs — LEAF I
The following table summarizes the operating results of Lease Equity Appreciation Fund I, L.P., which was sponsored by LEAF Financial, an affiliate of our general partner, and LEAF Asset Management, Inc., a former subsidiary of LEAF Financial that was merged into LEAF Financial in 2004. The program’s records are maintained in accordance with Generally Accepted Accounting Principles (“GAAP”) for financial statement purposes. No results are shown for 2002, because the program did not conduct any activities, other than holding an escrow account for subscription proceeds, until it achieved its minimum required offering proceeds in March 2003. Dollar amounts are shown in thousands except per unit data.

	2008	2007	2006	2005	2004	2003
Revenues
Net gain (loss) on sales or remarketing of equipment (4)	$1,395	$1,076	$543	$126	$61	$(10)
Gross revenue (4)	10,659	8,392	7,870	7,578	3,476	983

Less:
Interest expense	(5,625)	(5,025)	(4,550)	(4,344)	(1,874)	(321)
Depreciation expense	(352)	(322)	(617)	(821)	(343)	(168)
Management fees — general partner	(1,309)	(1,200)	(1,064)	(840)	(384)	(73)
Administrative expense reimbursement — general partner	(1,102)	(479)	(565)	(555)	(482)	(595)
General and administrative	(1,359)	(1,411)	(520)	(476)	(309)	(207)
Provision for bad debts (2)(4)	(2,939)	(1,282)	(910)	(1,352)	(395)	(5)

Net (loss) income — GAAP	(632)	(251)	187	(684)	(250)	(396)

Net (loss) income — GAAP — allocable to limited partners	(626)	(249)	186	(677)	(247)	(392)

Taxable (loss) income from operations (1)(3)	(1,783)	(382)	321	(1,218)	(2,163)	(203)

Cash provided by (used in) operating activities	5,174	1,832	3,226	526	2,146	(161)
Cash provided by (used in) investing activities	1,878	(12,999)	(6,377)	(29,051)	(30,867)	(24,713)
Cash (used in) provided by financing activities	(5,613)	8,976	5,630	30,808	30,979	26,383

Cash generated from (used by) operations, sales, and refinancing	1,439	(2,191)	2,479	2,283	2,258	1,509
Less:
Cash distributions to investors from operations, sales and refinancing	1,720	1,518	1,374	1,374	968	475
Cash distributions to general partner from operations, sales and refinancing	17	16	14	14	10	5

Cash generated from (used by) operations, sales and refinancing after cash distributions	(298)	(3,725)	1,091	895	1,280	1,029

Tax data and distributions per $1,000 limited partner investment
Federal income tax results:
Taxable (loss) income from operations (1)(3)	(104)	(22)	19	(71)	(158)	(33)
Cash distributions to investors	100	88	80	80	71	78
Source (on GAAP basis)
Return of capital	100	88	80	80	71	78
Source (on cash basis)
Operations	100	88	80	80	71	78
Sales	—	—	—	—	—	—
Refinancing	—	—	—	—	—	—
Other	—	—	—	—	—	—
Weighted average number of limited partnership ($100) units outstanding	171,746	171,746	171,746	171,746	137,000	61,149

(1)	The difference between Net income — GAAP and Taxable income from operations is because of different methods of calculating depreciation and amortization, the use of the reserve method for providing for possible doubtful accounts under GAAP, and different methods of recognizing revenue on direct finance leases under GAAP that generally are similar to full payout leases as defined under LEAF I’s partnership agreement.

(2)	The program records a provision for bad debts to provide for estimated credit losses in its portfolio. This policy is based on an analysis of the aging of the program’s portfolio, a review of the non-performing receivables and leases, prior collection experience and historical loss experience.
Past performance is not necessarily indicative of future performance.

(3)	Taxable income is not calculated on an interim basis, only at the end of a year.

(4)	During the third and fourth quarters of the year ended December 31, 2007, the Fund recorded adjustments to the valuation of certain leases which had an impact of increasing the reported gains on sale of equipment of $102,000 in the third quarter and reducing the provision of credit losses of $46,000 in the fourth quarter, as well as reducing interest on equipment financings of $10,000 and $15,000 for the third and fourth quarters, respectively. The Fund has determined that these adjustments are not material to those periods as they had no impact on cash available for distribution to investors, a metric that management believes to be important to the Fund’s investors. Accordingly, the Fund has recorded these adjustments in the March 31, 2008 financial statements. The effect of these adjustments for the quarter ended March 31, 2008, which the Fund also determined to not be material to this period, was to reduce net income by $123,000 by increasing the provision for credit losses by $46,000, reducing gain on sale of equipment by $102,000 and increasing interest on equipment financings by $25,000.
TABLE III (Continued)
Operating Results of Prior Public Programs — LEAF II
The following table summarizes the operating results of Lease Equity Appreciation Fund II, L.P., which was sponsored by LEAF Financial, an affiliate of our general partner. The program’s records are maintained in accordance with GAAP. No results are shown for 2004, because the program did not conduct any activities, other than holding an escrow account for subscription proceeds, until it achieved its minimum required offering proceeds in April 2005. Dollar amounts are shown in thousands except per unit data.

	2008	2007	2006	2005
Revenues
Net gain (loss) on sales or remarketing of equipment (4)	$1,730	$1,806	$458	$(5)
Gross revenue (4)	33,050	33,058	14,430	1,198

Less:
Interest expense	(17,872)	(18,545)	(7,256)	(584)
Depreciation expense	(3,712)	(4,794)	(3,133)	(247)
Management fees — general partner	(3,844)	(3,680)	(1,592)	(140)
Administrative expense reimbursement — general partner	(2,626)	(1,501)	(871)	(340)
General and administrative	(2,998)	(2,385)	(875)	(191)
Provision for bad debts (2)(4)	(11,128)	(5,847)	(1,029)	(130)

Net (loss) income — GAAP	(7,400)	(1,888)	132	(439)

Net (loss) income — GAAP — allocable to limited partners	(7,326)	(1,869)	130	(434)

Taxable (loss) income from operations (1)(3)	(10,579)	(4,392)	(3,250)	(438)

Cash provided by operating activities	15,396	9,813	3,656	194
Cash provided by (used in) investing activities	59,688	(29,157)	(106,543)	(42,349)
Cash (used in) provided by financing activities	(70,368)	10,236	118,688	43,520

Cash generated from (used by) operations, sales, and refinancing	4,716	(9,108)	15,801	1,365
Less:
Cash distributions to investors from operations, sales and refinancing	4,778	4,795	2,598	329
Cash distributions to general partner from operations, sales and refinancing	48	48	26	3

Cash (used by) generated from operations, sales and refinancing after cash distributions	(110)	(13,951)	13,177	1,033

Tax data and distributions per $1,000 limited partner investment
Federal income tax results:
Taxable loss from operations (1)(3)	(178)	(73)	(88)	(86)
Cash distributions to investors	80	80	70	64
Source (on GAAP basis)
Return of capital	80	80	70	64
Source (on cash basis)
Operations	80	80	70	64
Sales	—	—	—	—
Refinancing	—	—	—	—
Other	—	—	—	—
Weighted average number of limited partnership ($100) units outstanding	595,623	599,095	370,349	51,053

(1)	The difference between Net income — GAAP and Taxable income from operations is because of different methods of calculating depreciation and amortization, the use of the reserve method for providing for possible doubtful accounts
Past performance is not necessarily indicative of future performance.

under GAAP, and different methods of recognizing revenue on direct finance leases under GAAP that generally are similar to full payout leases as defined under LEAF II’s partnership agreement.

(2)	The program records a provision for bad debts to provide for estimated credit losses in its portfolio. This policy is based on an analysis of the aging of the program’s portfolio, a review of the non-performing receivables and leases, prior collection experience and historical loss experience.

(3)	Taxable income is not calculated on an interim basis, only at the end of a year.

(4)	During the third and fourth quarters of the year ended December 31, 2007, the Fund recorded adjustments to the valuation of certain leases which had an impact of increasing the reported gains on sale of equipment of $179,000 in the third quarter and reducing the provision of credit losses of $57,000 in the fourth quarter, as well as reducing interest on equipment financings of $20,000 and $30,000 for the third and fourth quarters, respectively. The Fund has determined that these adjustments are not material to those periods as they had no impact on cash available for distribution to investors, a metric that management believes to be important to the Fund’s investors. Accordingly, the Fund has recorded these adjustments in the March 31, 2008 financial statements. The effect of these adjustments for the quarter ended March 31, 2008, which the Fund also determined to not be material to this period, was to reduce net income by $186,000 by increasing the provision for credit losses by $57,000, reducing gain on sale of equipment by $179,000 and increasing interest on equipment financings by $50,000.
TABLE III (Continued)
Operating Results of Prior Public Programs — LEAF III
The following table summarizes the operating results of LEAF Equipment Leasing Income Fund III, L.P., which was sponsored by our general partner. The program’s records are maintained in accordance with GAAP for financial statement purposes. Dollar amounts are shown in thousands except per unit data.

	2008	2007
Revenues
Net gain on sales or remarketing of equipment	$4,394	$643
Gross revenue	69,694	15,173

Less:
Interest expense	(44,943)	(10,949)
Depreciation expense	(2,484)	(646)
Management fees — general partner	(8,364)	(1,992)
Administrative expense reimbursement — general partner	(7,019)	(743)
General and administrative	(3,804)	(426)
Provision for bad debts (2)	(26,054)	(1,428)
Unrealized loss on derivative hedging activities	(1,486)	—
Equity in earnings of affiliate	1,812	—
Minority interest	600	—

Net loss — GAAP	(17,654)	(368)

Net loss — GAAP — allocable to limited partners	(17,477)	(364)

Taxable loss from operations (1)(3)	(19,683)	(1,481)

Cash provided by operating activities	7,172	7,808
Cash provided by (used in) investing activities	126,563	(501,135)
Cash (used in) provided by financing activities	(126,877)	501,213

Cash generated from operations, sales, and refinancing	6,858	7,886
Less:
Cash distributions to investors from operations, sales and refinancing	9,113	2,281
Cash distributions to general partner from operations, sales and refinancing	92	23

Cash (used by) generated from operations, sales and refinancing after cash distributions	(2,347)	5,582

Tax data and distributions per $1,000 limited partner investment
Federal income tax results:
Taxable loss from operations (1)(3)	(177)	(39)
Cash distributions to investors	82	59
Source (on GAAP basis)
Return of capital	82	59
Source (on cash basis)
Operations	82	59
Sales	—	—
Refinancing	—	—
Other	$—	$—
Weighted average number of limited partnership ($100) units outstanding	1,114,102	384,672
Past performance is not necessarily indicative of future performance.

(1)	The difference between Net loss — GAAP and Taxable loss from operations is because of different methods of calculating depreciation and amortization, the use of the reserve method for providing for possible doubtful accounts under GAAP, and different methods of recognizing revenue on direct finance leases under GAAP that generally are similar to full payout leases as defined under LEAF III’s partnership agreement.

(2)	The program records a provision for bad debts to provide for estimated credit losses in its portfolio. This policy is based on an analysis of the aging of the program’s portfolio, a review of the non-performing receivables and leases, prior collection experience and historical loss experience.

(3)	Taxable loss is not calculated on an interim basis, only at the end of a year.
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Past performance is not necessarily indicative of future performance.

TABLE IV
The following tables are a summary as of December 31, 2008, of equipment sales and dispositions made by Lease Equity Appreciation Fund I, L.P. (“LEAF I”), Lease Equity Appreciation Fund II, L.P. (“LEAF II”) and LEAF Equipment Leasing Income Fund III, L.P. (“LEAF III”), previous affiliated equipment leasing and finance programs (dollars in thousands).
HISTORICAL DISPOSITION OF PROPERTIES — LEAF I

					GAIN (LOSS)
					AS A
					PERCENT OF
	EQUIPMENT	NET BOOK	SALE	GAAP GAIN	EQUIPMENT
TYPE OF EQUIPMENT	COST	VALUE	PROCEEDS	(LOSS)	COST

Analyzers	1	1	—	(1)	-100.0%
ATM Machines	79	39	48	9	11.4%
Audio/Visual Equipment	333	310	354	44	13.2%
Auto Body/Spray Booths	87	71	103	32	36.8%
Automotive	3,989	2,650	2,846	196	4.9%
Broadcasting Equipment	135	105	109	4	3.0%
Building Systems	540	181	202	21	3.9%
Chiropractic Equipment	134	102	145	43	32.1%
Clinical Lab Equipment	814	376	421	45	5.5%
Commercial Refrigeration Equipment	246	114	131	17	6.9%
Compressor Equipment	17	6	6	—	0.0%
Computer Systems	4,957	908	1,329	421	8.5%
Construction Equipment	579	359	439	80	13.8%
Containers	15	15	16	1	6.7%
Copiers	664	283	300	17	2.6%
Dental Equipment	946	741	814	73	7.7%
Desktops	3,177	306	382	76	2.4%
Dry-Clean Machines	1,993	470	528	58	2.9%
Energy Management Sys/Lighting	1	—	—	—	0.0%
Excavation/Load	(48)	(63)	—	63	-131.3%
Farm Machines	234	192	201	9	3.8%
Faxes	6	—	—	—	0.0%
Fork Lift/Material HDLG	436	311	329	18	4.1%
Furniture	3,004	1,714	1,888	174	5.8%
Global Positioning System	195	57	58	1	0.5%
Heavy Gen Purpose Trucks	110	(32)	—	32	29.1%
HVAC Equipment	694	136	158	22	3.2%
Imaging Systems	121	12	24	12	9.9%
Irrigation Equipment	40	11	11	—	0.0%
Laptops	84	50	64	14	16.7%
Lasers	2,147	788	826	38	1.8%
Laundry Equipment	1,374	692	769	77	5.6%
Lawn Care Equipment	23	—	—	—	0.0%
Machine Tools	3,107	1,127	1,188	61	2.0%
Mailing Machines	378	151	210	59	15.6%
Medical Equipment	5,268	2,892	3,148	256	4.9%
Monitors	146	63	69	6	4.1%
MRI	821	775	822	47	5.7%
Past performance is not necessarily indicative of future performance.

HISTORICAL DISPOSITION OF PROPERTIES — LEAF I (Continued)

					GAIN (LOSS)
					AS A
					PERCENT OF
	EQUIPMENT	NET BOOK	SALE	GAAP GAIN	EQUIPMENT
TYPE OF EQUIPMENT	COST	VALUE	PROCEEDS	(LOSS)	COST

Other	813	645	862	217	26.7%
Other Agricultural Equipment	1,995	203	240	37	1.9%
Other Communications	9	7	4	(3)	-33.3%
Other Computer Equipment	287	198	298	100	34.8%
Other Industrial Equipment	6,362	2,262	2,574	312	4.9%
Other Office Equipment	1,339	399	449	50	3.7%
Other Restaurant Equipment	33	32	62	30	90.9%
Other Trucks	(12)	(54)	—	54	-450.0%
Packaging/labeling	74	31	40	9	12.2%
Peripherals, Other	152	69	73	4	2.6%
Photographic Develop Equipment	2,143	456	451	(5)	-0.2%
Pos Systems	106	69	74	5	4.7%
Printers	145	44	57	13	9.0%
Radiology Equipment (X-ray)	2,421	1,680	1,695	15	0.6%
Rehab/Physic/Therapy/Fitness	76	56	58	2	2.6%
Restaurant Equipment	2,422	733	852	119	4.9%
Routers, Hubs	494	40	32	(8)	-1.6%
Scales	1	—	—	—	0.0%
Security Systems	24	6	5	(1)	-4.2%
Servers	586	108	131	23	3.9%
Signs	13	11	12	1	7.7%
Software	4,871	812	897	85	1.7%
Surveillance Camera/Monitor	744	344	432	88	11.8%
Telecommunications	948	64	52	(12)	-1.3%
Telephone System	671	188	208	20	3.0%
Ultrasound	227	87	96	9	4.0%
Water Purification System	93	96	98	2	2.2%

	$63,884	$24,499	$27,690	$3,191

Past performance is not necessarily indicative of future performance.

HISTORICAL DISPOSITION OF PROPERTIES — LEAF II

					GAIN (LOSS)
					AS A
					PERCENT OF
	EQUIPMENT	NET BOOK	SALE	GAAP GAIN	EQUIPMENT
TYPE OF EQUIPMENT	COST	VALUE	PROCEEDS	(LOSS)	COST

Analyzers	$20	$—	$—	$—	0.0%
ATM Machines	122	9	11	2	1.6%
Audio/Visual Equipment	1,086	718	767	49	4.5%
Auto Body/Spray Booths	167	37	40	3	1.8%
Automotive	5,521	3,546	3,952	406	7.4%
Broadcasting Equipment	134	(2)	2	4	3.0%
Building Systems	1,022	628	501	(127)	-12.4%
Chiropractic Equipment	124	124	129	5	4.0%
Clinical Lab Equipment	113	30	29	(1)	-0.9%
Commercial Refrigeration Equipment	197	134	162	28	14.2%
Compressor Equipment	244	7	3	(4)	-1.6%
Computer Systems	7,977	1,456	1,692	236	3.0%
Construction Equipment	1,317	963	1,117	154	11.7%
Containers	(253)	(276)	8	284	-112.3%
Copiers	1,628	862	828	(34)	-2.1%
CT Scan	470	64	106	42	8.9%
Dental Equipment	2,918	2,383	2,670	287	9.8%
Desktops	1,494	532	684	152	10.2%
Dry Van Trailer	38	(3)	—	3	7.9%
Dry-Clean Machines	2,745	1,161	1,181	20	0.7%
Energy Management Systems/Lighting	107	33	34	1	0.9%
Excavation/Load	40	34	41	7	17.5%
Farm Machines	822	574	603	29	3.5%
Faxes	(1)	(3)	2	5	-500.0%
Fork Lift/Material HDLG	239	16	40	24	10.0%
Furniture	3,206	992	1,167	175	5.5%
Global Positioning Systems	303	113	122	9	3.0%
Heavy Gen Purpose Trucks	220	118	136	18	8.2%
HVAC Equipment	627	292	344	52	8.3%
Imaging Systems	104	32	36	4	3.8%
Laptops	1,117	392	509	117	10.5%
Lasers	3,526	1,600	1,718	118	3.3%
Laundry Equipment	1,978	542	610	68	3.4%
Lawn Care Equipment	220	129	136	7	3.2%
Machine Tools	2,837	1,409	1,575	166	5.9%
Mailing Machines	752	279	285	6	0.8%
Medical Equipment	6,260	3,986	4,233	247	3.9%
MFTR Robotic Equipment	84	85	96	11	13.1%
Monitors	3	(7)	—	7	233.3%
MRI	1,183	1,131	1,221	90	7.6%
Other	8,281	8,521	8,661	140	1.7%
Other Agricultural Equipment	336	307	324	17	5.1%
Past performance is not necessarily indicative of future performance.

HISTORICAL DISPOSITION OF PROPERTIES — LEAF II (Continued)

					GAIN (LOSS)
					AS A
					PERCENT OF
	EQUIPMENT	NET BOOK	SALE	GAAP GAIN	EQUIPMENT
TYPE OF EQUIPMENT	COST	VALUE	PROCEEDS	(LOSS)	COST

Other Building Equipment	66	48	55	7	10.6%
Other Communications	39	19	20	1	2.6%
Other Computer Equipment	359	165	196	31	8.6%
Other Garment Care	341	253	266	13	3.8%
Other Industrial Equipment	18,466	14,189	14,876	687	3.7%
Other Medical Equipment	1,233	879	946	67	5.4%
Other Office Equipment	1,028	547	557	10	1.0%
Other Restaurant Equipment	60	60	69	9	15.0%
Other Trucks	514	393	512	119	23.2%
Packaging/labeling	353	127	112	(15)	-4.2%
Peripherals, Other	89	35	37	2	2.2%
Photographic Develop Eq	5,799	3,031	2,542	(489)	-8.4%
Pos Systems	827	360	390	30	3.6%
Printers	1,209	273	334	61	5.0%
Radiology Equipment (X-ray)	387	236	263	27	7.0%
Rehab/Physic/Therapy/Fitness	1,852	1,458	1,497	39	2.1%
Restaurant Equipment	1,971	1,233	1,341	108	5.5%
Routers, Hubs	40	1	5	4	10.0%
Scales	29	11	11	—	0.0%
Security Systems	395	80	72	(8)	-2.0%
Servers	1,986	246	414	168	8.5%
Software	6,114	1,774	1,907	133	2.2%
Surveillance Camera/Monitor	126	(14)	—	14	11.1%
Telephone Systems	2,517	978	1,067	89	3.5%
Ultrasound	805	341	380	39	4.8%
Water Purification Systems	171	171	187	16	9.4%

	$106,104	$59,842	$63,831	$3,989	3.8%

Past performance is not necessarily indicative of future performance.

HISTORICAL DISPOSITION OF PROPERTIES — LEAF III

					GAIN (LOSS)
					AS A
					PERCENT OF
	EQUIPMENT	NET BOOK	SALE	GAAP GAIN	EQUIPMENT
TYPE OF EQUIPMENT	COST	VALUE	PROCEEDS	(LOSS)	COST

Analyzers	107	105	117	12	11.2%
Audio/Visual Equipment	130	121	128	7	5.4%
Auto Body/Spray Booths	75	73	74	1	1.3%
Automotive	7,727	7,471	7,578	107	1.4%
Boilers/Compactors	52	48	50	2	3.8%
Broadcasting Equipment	(2)	(4)	—	4	-200.0%
Building Systems	154	152	160	8	5.2%
Clinical Lab Equipment	446	397	411	14	3.1%
Commercial Refrigeration Equipment	(1)	62	66	4	-400.0%
Compressor Equipment	4	(1)	—	1	25.0%
Computer Systems	255	257	259	2	0.8%
Construction Equipment	886	839	877	38	4.3%
Containers	547	469	514	45	8.2%
Copiers	1,980	1,916	2,046	130	6.6%
Dental Equipment	70	69	70	1	1.4%
Desktops	649	583	662	79	12.2%
Dry Van Trailer	92	56	62	6	6.5%
Dry-Clean Machines	223	220	268	48	21.5%
Energy Management System	19	20	22	2	10.5%
Excavation/Load	1,662	1,567	1,685	118	7.1%
Farm Building (Equipment& Machinery)	19	14	15	1	5.3%
Farm Machines	346	335	385	50	14.5%
Faxes	75	73	81	8	10.7%
Fork Lift/Material HDLG	343	316	354	38	11.1%
Furniture	772	671	732	61	7.9%
Global Positioning Systems	9	9	10	1	11.1%
Heavy Gen Purpose Trucks	420	365	399	34	8.1%
HVAC Equipment	413	393	409	16	3.9%
Imaging Systems	157	154	185	31	19.7%
Laptops	25	22	23	1	4.0%
Laundry Equipment	59	59	54	(5)	-8.5%
Lawn Care Equipment	2	2	2	—	0.0%
Light General Purpose Truck	206	187	200	13	6.3%
Machine Tools	2,654	2,427	2,600	173	6.5%
Mailing Machines	320	303	320	17	5.3%
Medical Equipment	1,879	1,863	1,921	58	3.1%
MFTR Robotic Equipment	10	10	—	(10)	-100.0%
Other	239	(2,121)	150	2,271	950.2%
Other Agricultural Equipment	262	255	276	21	8.0%
Other Communications	65	61	73	12	18.5%
Other Computer Equipment	426	425	432	7	1.6%
Past performance is not necessarily indicative of future performance.

HISTORICAL DISPOSITION OF PROPERTIES — LEAF III (Continued)

					GAIN (LOSS)
					AS A
					PERCENT OF
	EQUIPMENT	NET BOOK	SALE	GAAP GAIN	EQUIPMENT
TYPE OF EQUIPMENT	COST	VALUE	PROCEEDS	(LOSS)	COST

Other Industrial Equipment	7,668	7,494	8,029	535	7.0%
Other Office Equipment	247	248	270	22	8.9%
Other Restaurant Equipment	138	296	299	3	2.2%
Other Trucks	4,173	3,968	4,228	260	6.2%
Packaging/labeling	58	40	43	3	5.2%
Pos Systems	108	42	42	—	0.0%
Printers	734	703	762	59	8.0%
Radiology Equipment (X-ray)	173	173	192	19	11.0%
Rehab/Physic/Therapy/Fitness	791	759	813	54	6.8%
Restaurant Equipment	3,151	3,276	3,553	277	8.8%
Security Systems	148	85	118	33	22.3%
Servers	19	19	19	—	0.0%
Signs	55	52	58	6	10.9%
Software	542	536	611	75	13.8%
Telephone Systems	193	156	171	15	7.8%
Water Purification Systems	1,826	1,772	2,021	249	13.6%

	43,800	39,862	44,899	5,037

For purposes of the above tables:
•	“Equipment Cost” means the fair value or cost of the equipment when acquired by the program

•	“Net Book Value” generally equals the amount in the “Equipment Cost” column less accumulated depreciation

•	“Sale Proceeds” means the total amount received at the time the equipment is sold or otherwise disposed of

•	“GAAP Gain (Loss)” means the amount in the “Sale Proceeds” column less the amount in the “Net Book Value” column (“GAAP” means generally accepted accounting principles in the United States)

•	This percentage is calculated by dividing the amount in the “GAAP Gain (Loss)” column by the amount in the “Equipment Cost” column
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Past performance is not necessarily indicative of future performance.